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WESTMINSTER CAPITAL, INC.

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
WESTMINSTER CAPITAL, INC.
AT
$2.80 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, MAY 17, 2002, UNLESS THE OFFER IS EXTENDED.

        Westminster Capital, Inc., a Delaware corporation, hereby offers to purchase any and all of the outstanding shares of Westminster common stock, par value $1 per share, at $2.80 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal.

        The purpose of the offer is to provide the holders of Westminster's common stock with liquidity for their shares at a price that the board of directors, based upon the unanimous recommendation of the Special Committee consisting of independent members of the board of directors, has determined to be fair to Westminster's stockholders other than William Belzberg, Hyman Belzberg, Keenan Behrle and certain other stockholders who have advised Westminster that they do not intend to tender any of their shares pursuant to the offer.

        Following the purchase of the shares by Westminster pursuant to the offer, the number of shares that are publicly traded and the number of stockholders will be reduced, which could adversely affect the liquidity and the market value of the remaining shares held by the public and may result in the shares being delisted from the American Stock Exchange and/or the Archipelago Exchange. Also, if there are less than 300 holders of record following the completion of the offer, given the continuing cost of public reporting and compliance, Westminster intends to delist its stock from the American Stock Exchange and the Archipelago Exchange and to terminate its registration under the Securities Exchange Act of 1934, as amended. If this occurs, Westminster will become a private company and there will be no public market for Westminster stock.

        Neither Westminster nor its board of directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering their shares. Westminster has been advised by William Belzberg, chairman of the board of directors and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, who collectively are referred to as the "Management Stockholders," that they and certain other stockholders do not intend to tender any of their shares pursuant to the offer. William Belzberg, Hyman Belzberg and Keenan Behrle beneficially own 32.7%, 25.6% and 3.5%, respectively, of the outstanding shares of Westminster common stock, which includes all shares issuable pursuant to currently exercisable stock options. The Management Stockholders and the other non-tendering stockholders, who are referred to collectively as the "Continuing Stockholders," beneficially own 66.1% of the outstanding shares of Westminster common stock, which includes all shares issuable pursuant to currently exercisable stock options. Because the Management Stockholders are on the board of directors and have an interest in the offer, the board of directors formed a special committee consisting of independent members of the board of directors, to consider the offer and determine whether to recommend the offer.

        A Special Committee of the board of directors of Westminster, consisting of independent members of the board of directors, has determined that the offer is fair to, and in the best interests of,

Westminster's stockholders (other than the Continuing Stockholders), and recommends that Westminster's stockholders tender their shares of Westminster common stock pursuant to the offer.

        Westminster is not obligated to purchase any shares that are validly tendered if, among other things:

  •
  a lawsuit or similar action is threatened or instituted against Westminster challenging the offer, or resulting or having the potential to result in a material adverse effect on Westminster;

  •
  acceptance for payment of the tendered shares would be illegal;

  •
  any person proposes a tender or exchange offer for any of Westminster's shares;

  •
  any person proposes a merger, business combination or similar transaction involving Westminster; or

  •
  events occur that have or may have a material adverse effect on Westminster.

        Westminster reserves the right to waive any of the above conditions at any time on or prior to the expiration of the offer. The offer is also subject to other terms and conditions described in "THE TENDER OFFER—Conditions to the Offer."

        Shares of Westminster's common stock are listed and principally traded on the American Stock Exchange under the symbol "WI." Westminster's common stock is also listed and traded on the Archipelago Exchange under the symbol "WI." As of April 17, 2002, the last trading day prior to the public announcement of the offer, the closing price of the common stock, as reported on the American Stock Exchange was $2.00 per share. We urge you to obtain current market quotations for the common stock. See "THE TENDER OFFER—Price Range of Shares."

        A summary of the principal terms of the offer appears on pages 1-5 of this offer to purchase.

        You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to the Information Agent at its address and telephone number set forth below.

The Information Agent for the offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Brokers and Bankers Call Collect: (212) 440-9800 and
All Others Call Toll Free: (866) 219-9943

The Dealer Manager for the offer is:

Georgeson Shareholder Securities Corporation

17 State Street, 10th Floor
New York, New York 10004
Brokers and Bankers Call Collect: (212) 440-9800 and
All Others Call Toll Free: (800) 445-1790

        April 18, 2002

IMPORTANT

        If you wish to tender all or any part of the shares of common stock registered in your name, you should carefully follow the instructions described in "THE TENDER OFFER—Procedures for Tendering Shares," including completing a letter of transmittal in accordance with the instructions in the letter of transmittal and delivering it, along with your share certificates and any other required items, to U.S. Stock Transfer Corporation, the Depositary. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender your shares, then you should contact the nominee and request that the nominee tender the shares for you.

        Any stockholder who desires to tender shares and whose certificates for those shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary by the expiration of the offer, must tender the shares pursuant to the guaranteed delivery procedure set forth in "THE TENDER OFFER—Procedures for Tendering Shares."

        To properly tender shares, you must validly complete the letter of transmittal. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from Georgeson Shareholder Communications Inc., which is acting as the Information Agent, at its address and telephone numbers set forth on the back cover of this offer to purchase.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this offer to purchase or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by Westminster.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the disclosure contained in this document. Any representation to the contrary is unlawful and a criminal offense.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
INTRODUCTION		6
SPECIAL FACTORS		8
1.	Background of the Transaction; Contacts with Westminster	8
2.	Recommendation of the Special Committee and Approval of the Board; Fairness of the Offer	11
3.	Recommendation of the Management Stockholders; Fairness of the Offer	13
4.	Opinion of the Financial Advisor to the Special Committee	15
5.	Purpose of the Offer; Plans for Westminster After the Offer	22
6.	Rights of Stockholders in the Offer and in the Event of a Corporate Transaction	24
7.	Interests of Certain Persons in the Offer	24
8.	Financing of the Transaction	25
9.	Certain United States Federal Income Tax Consequences	25
10.	Fees and Expenses	30
THE TENDER OFFER		31
1.	Terms of the Offer	31
2.	Acceptance for Payment and Payment for Shares	32
3.	Procedures for Tendering Shares	33
4.	Withdrawal Rights	36
5.	Price Range of Shares	37
6.	Certain Information Concerning Westminster	37
7.	Certain Information Concerning the Management Stockholders	40
8.	Effect of the Offer on the Market for the Common Stock; Exchange Act Registration	41
9.	Conditions to the Offer	42
10.	Certain Legal Matters; Regulatory Approvals	43
11.	Fees and Expenses	44
12.	Miscellaneous	52
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF WESTMINSTER CAPITAL, INC.		1
SCHEDULE II INFORMATION CONCERNING THE MANAGEMENT STOCKHOLDERS		1
EXHIBIT A FINANCIAL ADVISOR OPINION		1

SUMMARY TERM SHEET

        We are offering to purchase any and all of the outstanding shares of our common stock for $2.80 per share, net to seller in cash, without interest, less any required withholding taxes. Throughout this document, we refer to Westminster Capital, Inc. as "Westminster," "we," or "us" and we refer to William Belzberg, Hyman Belzberg and Keenan Behrle as the "Management Stockholders." The following are some of the questions you, as a stockholder of Westminster, may have and answers to those questions.

        This summary term sheet highlights certain information from this offer to purchase. To understand the offer fully and for a more complete description of the terms of the offer, we urge you to carefully read this entire offer to purchase and the related letter of transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

Questions and Answers About the Offer.

Who is offering to buy my securities?

        Westminster is making the offer to purchase your securities.

What are the classes and amounts of securities sought in the offer? (Page 6)

        We are offering to purchase all of the outstanding shares of our common stock, or any lesser number of shares that stockholders properly tender in the offer. Although the offer is being made to all holders of common stock, the Management Stockholders and certain other stockholders have informed us that they do not intend to tender any of their shares pursuant to the offer. The Management Stockholders and the non-tendering stockholders are collectively referred to as the "Continuing Stockholders." The Management Stockholders, composed of William Belzberg, chairman of the board of directors and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, beneficially own approximately 32.7%, 25.6% and 3.5%, respectively, of the outstanding shares of common stock of Westminster, which includes all shares issuable pursuant to currently exercisable stock options. Collectively, the Continuing Stockholders beneficially own approximately 66.1% of the outstanding shares of common stock of Westminster, which includes all shares issuable pursuant to currently exercisable stock options.

How much will you pay me and what is the form of payment? (Pages 6 and 31)

        We are offering to pay you $2.80 per share, in cash, without interest, less any required withholding taxes. We will not offer, nor will we pay, different prices to different stockholders.

        Stockholders whose shares are purchased in the offer will be paid promptly after the expiration of the offer. Under no circumstances will we pay interest on the purchase price, including but not limited to by reason of any delay in making payment.

Does Westminster have the financial resources to pay me for my shares? (Page 25)

        Yes. Westminster needs approximately $7.5 million to purchase all of its outstanding common stock, excluding stock owned by the Continuing Stockholders, and to pay expenses involved in the offer. Westminster will use funds from its working capital to purchase all tendered shares and to pay all related costs and expenses.

Is Westminster's financial condition relevant to my decision on whether to tender in the offer? (Page 37)

        Yes. Because tendering your shares in the offer will end your ownership interest in Westminster, including any chance to receive any possible future dividends or other payments in respect of

Westminster's common stock, we believe that our financial condition may be relevant to your decision whether to tender your shares in the offer. Westminster has provided certain summary financial statements under "THE TENDER OFFER—Certain Information Concerning Westminster," and more detailed information is available in Westminster's Annual Report on Form 10-K for the year ended December 31, 2001, a copy of which can be obtained in the manner described in "THE TENDER OFFER—Certain Information Concerning Westminster—Available Information."

When does the offer expire? (Page 31)

        The offer expires on May 17, 2002, at 5:00 p.m., New York City time, unless we extend it. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. This procedure is described later in this offer to purchase.

Can the offer be extended and under what circumstances? (Page 31)

        Yes. We may extend the period during which the offer is open for any reason, including, but not limited to, if the conditions of the offer are not met on the expiration date.

What are the most significant conditions to the offer? (Page 42)

        Westminster is not obligated to purchase any shares that are validly tendered if, among other things:

  •
  a lawsuit or similar action is threatened or instituted against us challenging the offer, or resulting or having the potential to result in a material adverse effect on us;

  •
  acceptance for payment of the tendered shares would be illegal;

  •
  any person proposes a tender or exchange offer for all or substantially all of Westminster's shares;

  •
  any person proposes a merger, business combination or similar transaction involving Westminster; or

  •
  events occur that have or may have a material adverse effect on Westminster.

        Westminster reserves the right to waive any of the above conditions on or prior to the expiration of the offer. The offer is not conditioned upon any minimum number of shares being tendered.

Can Westminster amend or terminate the terms of the offer? (Page 31)

        Yes. Westminster reserves the right to amend the offer in any manner at any time prior to the expiration of the offer. Westminster may also terminate the offer upon the occurrence of any of the conditions of the offer.

Will there be a subsequent offering period? (Page 31)

        Possibly. We do not currently intend to include a subsequent offering period for the offer, although we may ultimately decide to do so. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. During any subsequent offering period, tendering stockholders will not have any withdrawal rights and we will promptly purchase and pay for any shares tendered at the same price paid in the offer.

How will I be notified if the offer is extended or if there is a subsequent offering period? (Page 31)

        If we extend the offer or provide for a subsequent offering period, we will inform U.S. Stock Transfer Corporation, which is the Depositary for the offer, of that fact. We also will make a public announcement of the extension, no later than 9:00 a.m. New York City time, on the next business day following the previously scheduled expiration of the offer period.

How do I tender my shares? (Page 33)

        If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal to U.S. Stock Transfer Corporation, at the address listed on the enclosed letter of transmittal. U.S. Stock Transfer Corporation must receive the letter of transmittal no later than the time and date on which the offer expires.

        If your broker holds your shares in "street name" for you, you must direct your broker to tender your shares.

        If your share certificates are not immediately available for delivery to U.S. Stock Transfer Corporation, you must comply with the guaranteed delivery procedure described in the offer prior to the date the offer expires.

        If you have any questions, you should contact Georgeson Shareholder Communications Inc., the Information Agent, or your broker for assistance.

What is the purpose of the offer? (Page 22)

        The purpose of the offer is to provide the holders of Westminster's common stock with liquidity for their shares at a price that the board of directors, based upon the unanimous recommendation of the Special Committee, has determined to be fair to Westminster's stockholders (other than the Continuing Stockholders).

Will Westminster continue as a public company? (Page 22)

        Possibly. Following completion of the offer, the number of shares that are publicly traded and the number of stockholders will be reduced, and may result in the stock being delisted from the American Stock Exchange and/or the Archipelago Exchange. Also, if there are less than 300 holders of record following the completion of the offer, given the continuing cost of public reporting and compliance, Westminster intends to delist its stock from the American Stock Exchange and the Archipelago Exchange and to terminate its registration under the Securities Exchange Act of 1934, as amended. In such an event, Westminster will become a private company and there will be no public market for Westminster stock.

If I decide not to tender, how will the offer affect my shares? (Pages 22 and 41)

        Westminster's purchase of its shares pursuant to the offer will likely reduce the number of shares publicly traded and the number of stockholders, which could adversely affect the liquidity and market value of the shares held by the public, and result in the stock being delisted from the American Stock Exchange and/or the Archipelago Exchange. In addition, if there are less than 300 holders of record following the completion of the offer, given the continuing cost of public reporting and compliance, Westminster intends to delist its stock from the American Stock Exchange and the Archipelago Exchange and to terminate its registration under the Securities Exchange Act of 1934, as amended. As a result, there would be no public market for its stock.

        If Westminster, sometime in the future after the completion of the offer, were to decide to consummate a corporate transaction, such as a merger, reverse stock split or similar transaction, the stockholders not tendering in the offer might receive cash or other consideration in an amount that could be higher, the same or lower than what they would have received had they tendered their shares in the offer. If after the offer is consummated, the number of shares owned by the Continuing Stockholders is greater than 90% of the then outstanding shares of Westminster stock, a corporate transaction in the form of a merger could be consummated without soliciting approval of the remaining stockholders. No agreement, understanding or plan currently exists relating to, any corporate transaction following the completion of the offer.

If I object to the price being offered, will I have appraisal rights? (Page 24)

        No. Appraisal rights are not available in connection with the offer. Also, neither Westminster nor the Continuing Stockholders are obligated to effect, and no agreement, understanding or plan currently exists relating to, any corporate transaction following the completion of the offer, such as a merger, pursuant to which you would be entitled to appraisal rights. However, if you do not tender your shares in the offer and if Westminster were to decide in the future to effect a corporate transaction in the form of a merger, you may be able to elect to dissent from the merger and have the fair value of your shares of Westminster common stock paid to you in cash provided that you comply with the applicable provisions of the Delaware General Corporation Law. This fair value as determined by the appraisal could be more or less than or the same as the purchase price in the offer.

Until what time can I withdraw previously tendered shares? (Page 36)

        You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on May 17, 2002 or, if the offer is extended, the last day of the period for which it is extended. And, if we have not agreed by June 14, 2002 (or such later date as may apply if the offer is extended) to accept your shares for payment, you can withdraw them at any time after that date until we accept shares for payment.

How do I withdraw previously tendered shares? (Page 36)

        You can withdraw shares that you have already tendered by sending a written notice of withdrawal to U.S. Stock Transfer Corporation while you still have the right to withdraw the shares.

What does my board of directors and the Special Committee think of the offer? (Page 11)

        Although the board of directors unanimously approved the offer, neither Westminster nor its board of directors makes any recommendation to the stockholders as to whether to tender or refrain from tendering their shares. Because the Management Stockholders are on the board of directors and have an interest in the offer, the board formed a Special Committee consisting of independent directors on the board of directors, to consider the offer and determine whether to recommend the offer.

        The Special Committee concluded that the offer is advisable and that the terms of the offer are fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders) and recommends that Westminster's stockholders (other than the Continuing Stockholders) tender their shares pursuant to the offer. In coming to its conclusion, the Special Committee took into account the valuation opinion rendered by its financial advisor, the lack of liquidity for the holders of the common stock, the difficulty in obtaining and pursuing viable proposals for enhancing stockholder value and the fact that the offer is at a price significantly higher than the recent market price of our common stock.

Did the Special Committee receive any opinions, appraisals, or reports regarding the fairness of the offer? (Pages 11 and 15)

        Yes. The Special Committee received a written opinion, dated April 18, 2002, from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $2.80 per share cash consideration to be received by holders of Westminster's common stock (other than the Continuing Stockholders) in the offer was fair to such holders from a financial point of view. Houlihan

Lokey Howard & Zukin Financial Advisors, Inc. conducted a valuation analysis of Westminster on a going-concern basis in light of Westminster's stated intention not to pursue a merger, engage in a sale of control transaction or otherwise liquidate Westminster upon completion of the offer. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. informed Westminster that a valuation based on a liquidation analysis would result in a significantly higher valuation range for the shares. A complete copy of the Houlihan Lokey Howard & Zukin Financial Advisors, Inc. opinion is attached as Exhibit A to this offer to purchase.

Do any members of the board of directors or management of Westminster have a special interest in the offer? (Page 24)

        Yes. The Management Stockholders, composed of William Belzberg, chairman of the board of directors and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, who beneficially own 32.7%, 25.6% and 3.5%, respectively, of the outstanding common stock of Westminster, which includes all shares issuable pursuant to currently exercisable stock options, do not intend to tender their shares in the offer. As a result, upon consummation of the offer the Management Stockholders will likely have an increased equity interest in Westminster.

What is the market value of my shares as of a recent date? (Page 37)

        The last reported sale of Westminster's common stock on the American Stock Exchange before we publicly announced the offer occurred on April 15, 2002 at a price of $2.00 per share. We advise you to obtain a recent quotation for the common stock in deciding whether to tender your shares.

Will I have to pay brokerage commissions or stock transfer taxes on my shares purchased in the offer? (Page 6)

        No. You will not be obligated to pay brokerage fees or commissions, or, except as set forth in Instruction 6 to the letter of transmittal, transfer taxes on the sale of shares pursuant to the offer. If you hold your shares with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable.

Will I have to pay taxes if you purchase my shares in the offer? (Page 25)

        Your sale of shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws.

        You are urged to consult with your own tax advisor to determine the tax consequences of participating in the offer.

Who can I talk to if I have questions about the offer?

        If you have more questions about the offer, you should contact Georgeson Shareholder Communications Inc., the Information Agent for the offer, at (866) 219-9943 (toll free) or Georgeson Shareholder Securities Corporation, the Dealer Manager for the offer, at (800) 445-1790 (toll free).

To the Holders of Common Stock of
Westminster Capital, Inc.

INTRODUCTION

        Westminster Capital, Inc., a Delaware corporation ("Westminster"), hereby offers to purchase any and all of the issued and outstanding shares of its common stock, par value $1 per share (the "Shares" or "Common Stock"), at a price of $2.80 per share, net to the seller in cash, without interest, less any required withholding taxes, or such amount per share paid in the offer (the "Offer Price"). This offer to purchase and the related letter of transmittal as each may be amended and supplemented from time to time, together constitute the "Offer." See "THE TENDER OFFER—Terms of the Offer." The purpose of the Offer is to provide the holders of Westminster's common stock with liquidity for their Shares at a price that the board of directors, based upon the unanimous recommendation of a special committee of the board of directors composed of independent directors (the "Special Committee"), has determined to be fair to Westminster's stockholders other than William Belzberg, Hyman Belzberg, Keenan Behrle and certain other stockholders who have advised Westminster that they do not intend to tender any of their Shares pursuant to the Offer. Following the purchase of the Shares by Westminster pursuant to the Offer, the number of Shares that are publicly traded and the number of stockholders will be reduced, which could adversely affect the liquidity and the market value of the remaining Shares held by the public and may result in the Shares being delisted from the American Stock Exchange ("AMEX") and/or the Archipelago Exchange ("ArcaEx"). Also, if there are less than 300 holders of record following the completion of the Offer, given the continuing cost of public reporting and compliance, Westminster intends to delist its stock from the AMEX and the ArcaEx and to terminate its registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If this occurs, Westminster will become a private company and there will be no public market for Westminster stock. See "THE TENDER OFFER—Effect of the Offer on the Market for the Common Stock."

        William Belzberg, chairman of the board and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, beneficially own approximately 32.7%, 25.6% and 3.5%, respectively, of the Shares, which includes all shares issuable pursuant to currently exercisable stock options. These individuals are referred to as the "Management Stockholders." The Management Stockholders and certain other stockholders (the Management Stockholders and these certain other stockholders, collectively the "Continuing Stockholders") have advised Westminster that they do not intend to tender their Shares in the Offer. The Continuing Stockholders collectively beneficially own approximately 66.1% of the Shares, which includes all shares issuable pursuant to currently exercisable stock options. See "SPECIAL FACTORS—Interests of Certain Persons in the Offer."

        Stockholders whose Shares are registered in their own name and who tender directly to U.S. Stock Transfer Corporation, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the letter of transmittal, stock transfer taxes on the purchase of Shares by Westminster pursuant to the Offer. Westminster will pay all charges and expenses incurred in connection with the Offer by the Depositary, Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), and Georgeson Shareholder Securities, as Dealer Manager (the "Dealer Manager"). See "SPECIAL FACTORS—Fees and Expenses" and "THE TENDER OFFER—Fees and Expenses."

        As of April 16, 2002, there were 6,651,859 Shares issued and outstanding and 175,000 Shares issuable upon the exercise of outstanding options granted under Westminster's stock option plans ("Company Options").

        Westminster is not obligated to purchase any Shares that are validly tendered if, among other things:

  •
  a lawsuit or similar action is threatened or instituted against Westminster challenging the Offer, or resulting or having the potential to result in a material adverse effect on Westminster;

  •
  acceptance for payment of the tendered Shares would be illegal;

  •
  any person proposes a tender or exchange offer for all or substantially all of the Shares;

  •
  any person proposes a merger, business combination or similar transaction involving Westminster; or

  •
  events occur that have or may have a material adverse effect on Westminster.

        Westminster reserves the right to waive any of the above conditions on or prior to the expiration of the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. See "THE TENDER OFFER—Conditions to the Offer."

        No appraisal or dissenters rights are available to stockholders in connection with the Offer.    See "SPECIAL FACTORS—Rights of Stockholders in the Offer and in the Event of a Corporate Transaction."

        Westminster's board of directors (the "Board"), based upon the unanimous recommendation of the Board's Special Committee of independent directors (the "Special Committee"), has approved the Offer. In addition, the Special Committee has determined the Offer is fair to, and in the best interests of the stockholders of Westminster (other than the Continuing Stockholders). See "SPECIAL FACTORS—Recommendation of the Special Committee and Approval of the Board; Fairness of the Offer."

        Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), financial advisor to the Special Committee, has delivered to the Special Committee its written opinion, dated April 18, 2002, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the $2.80 per Share cash consideration to be received in the Offer by holders of Shares was fair to such holders (other than to the Continuing Stockholders), from a financial point of view. A copy of the Houlihan Lokey opinion, which sets forth the assumptions made, matters considered and limits of the review by Houlihan Lokey in connection with such opinion, is attached hereto as Exhibit A. Holders of Shares are urged to read the opinion carefully in its entirety. See "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee."

        This offer to purchase and the letter of transmittal contain important information, which should be read carefully before any decision is made with respect to the Offer.

SPECIAL FACTORS

1.    Background of the Transaction; Contacts with Westminster.

        The Board has, from time to time over the last two years, considered various strategies to enhance stockholder value and increase stockholder liquidity. Since Westminster's common stock commenced trading on the AMEX in June 15, 1999, Westminster has been unsuccessful in attracting institutional support or research coverage. The result has been average trading volumes for the Shares at levels significantly below that necessary to provide for a liquid market for the Shares. Lacking a liquid trading market, the Shares have traded below Westminster's per share book value.

        Between January 1, 2000 and March 31, 2002, the book value of Westminster's Shares ranged from $4.34 to $5.20 per Share and the trading price of the Westminster Shares ranged from $1.75 to $3.38 per Share. For the three months ended on March 31, 2002, the average daily trading volume of the Shares was approximately 1,000 Shares.

        In connection with the pursuit of its acquisition strategy, management has periodically met with investment bankers and, in the course of those meetings, in addition to discussing specific acquisition targets, explored possible strategies to enhance Westminster's market exposure and thus stockholder value and liquidity.

        During the spring and summer of 2000, management met with representatives of several investment banking firms to make them aware that Westminster was actively looking for businesses to acquire that would shift its identity from a holding company with diversified operations to a company operating in an identifiable industry segment with a peer group of public companies. Management believed that a focused identity would increase its exposure in the investment community. Management targeted businesses that had revenues and net profits of a magnitude that, if acquired, would become the core business of Westminster, and businesses that would be accretive to Westminster's subsidiary, One Source Industries, LLC ("One Source"), which was demonstrating steady growth in the display packaging business.

        During the same period, management assessed the growth potential of its other subsidiaries and concluded that Westminster's long-term value would be enhanced by the sale of two of its subsidiaries, Touch Controls ("Touch Controls") and Physician Advantage, LLC ("Physician Advantage"). Westminster retained a business broker and an investment banker to market Touch Controls and Physician Advantage. Touch Controls was sold to a strategic buyer in October 2001. However, no transaction was consummated with respect to Physician Advantage and it remains a subsidiary of Westminster.

        In the fall of 2000, management of Westminster considered the feasibility of conducting a stock repurchase program in the open market, believing that such a program would provide liquidity for stockholders desiring to dispose of their Shares. However, management concluded that such a program was not feasible within the requirements of federal securities laws because the Shares traded infrequently and in relatively small amounts.

        In November 2000, the Board authorized management to retain an investment banker to provide advice on methods to enhance market exposure and thus increase stockholder value and provide liquidity to stockholders. After interviewing four firms, Westminster retained an investment banking firm to advise it on strategies to increase stockholder value and the market for its shares. The investment banking firm undertook a review of the businesses and assets of Westminster and its subsidiaries, to gain an understanding of Westminster. The investment banking firm interviewed management of Westminster and its subsidiaries and reviewed operations and financial results and budgets.

        In March 2001, representatives of the investment banking firm met with the Board at its regularly scheduled meeting, and presented their analysis and recommendations. The representatives described the challenges to increasing market exposure that would provide increased stockholder value and liquidity: stock trading at less than cash per share, no institutional holdings, no research coverage, limited trading activity and investments in some subsidiaries with low margins. The representatives explained that the relatively small public float for the Shares provided an additional challenge to achieving the Board's goals. Further, the structure of Westminster as a holding company of diversified operating subsidiaries was not favored by investors who prefer to create their own diversification by investing in a variety of operating companies.

        Although the investment banking firm had considered a number of strategic alternatives, including implementing a partial stock buy-back program, taking Westminster private, or realigning Westminster to focus on a core group of investment opportunities, the investment banking firm recommended that Westminster change its strategic focus to concentrate on opportunities offering the best return on capital and growth in order to provide investors with a driver for growth that could attract research and institutional investors. The representatives of the investment banking firm outlined a course of action to accomplish their recommended alternative over a relatively short period of time.

        With the assistance of the investment banking firm, Westminster commenced a focused search for potential acquisition candidates that met its strategic goals. However, after working with the investment banking firm for more than six months, Westminster had not consummated any acquisition and had not identified a potential candidate that was likely to be acquired in the near term. It became evident that the strategy recommended by its investment banker was not likely to achieve the Board's goals in the expected time period. Failing to achieve its goals, Westminster terminated its advisory relationship with the investment banking firm in September 2001 (although it continued to use its services to identify acquisition candidates).

        In September 2001, the Board continued to discuss its strategic alternatives for enhancing shareholder value and increasing the liquidity in the Shares. One possible alternative discussed was a going private transaction, in which a tender offer could be made by either Westminster or one or more of its principal shareholders. No definitive offer was made at that time.

        Recognizing that any such transaction could be effected only with the support of Westminster's principal stockholders, during September 2001, Mr. William Belzberg, Mr. Hyman Belzberg and Mr. Samuel Belzberg, at that time the three largest beneficial owners of the Shares, held discussions regarding such a transaction. To evaluate any such transactions, the Board established a special committee of independent directors, composed of Mr. Fred Kayne, Mr. Roy Doumani and Ms. Barbara George to consider the merits of such a potential transaction, if proposed. On October 10, 2001, the Special Committee informally engaged Houlihan Lokey to advise it in assessing any transaction that might be proposed and potentially render a fairness opinion if a transaction took place. Houlihan Lokey conducted a due diligence examination of Westminster in the fall of 2001 to prepare to render any such advice.

        Although discussions continued from time to time among Mr. William Belzberg, Mr. Hyman Belzberg and Mr. Samuel Belzberg about a possible tender offer or going private transaction, there were significant differences of opinion among them as to the future strategy of Westminster and whether to pursue such a transaction. Mr. Samuel Belzberg indicated that he did not wish to retain ownership of Shares if Westminster ceased to be a publicly traded corporation. However, he considered the then current trading range of the Shares to be too low to warrant a determination to tender his Shares. In November 2001, these stockholders decided that the significant differences in opinion existing among them precluded an agreement to commence a tender offer or going private transaction.

        On February 11, 2002, management of Westminster met with a long-time stockholder of Westminster, at the stockholder's request. At that meeting the stockholder said that Westminster should address the trading price of Westminster's stock and consider steps to enhance liquidity in the near term, including having Westminster repurchase its Shares. Westminster again evaluated the feasibility of a tender offer to the stockholders. On February 26, 2002, Westminster advised the Special Committee that it was possible that a transaction might be proposed in the near term and requested that the Special Committee take whatever steps it deemed appropriate in view of that possibility.

        The Special Committee met on March 1, 2002. Representatives from Houlihan Lokey participated in the meeting. At that meeting, the Special Committee requested that Houlihan Lokey undertake any additional diligence they considered necessary to advise the Special Committee in order to be prepared to render a fairness opinion. The Special Committee also selected legal counsel to advise it.

        On March 8, 2002 and thereafter, representatives of Houlihan Lokey contacted management of Westminster to obtain updated operating and financial information concerning Westminster and its subsidiaries. They also inquired as to the possible forms of transactions Westminster might contemplate. Westminster advised Houlihan Lokey that if a transaction were to take place it would probably be structured as an issuer tender offer to purchase shares of all stockholders, including any major stockholders who did not wish to be part of the continuing ownership of Westminster.

        On March 19, 2002, the Board formally ratified the formation of the Special Committee to review, consider, analyze and negotiate a possible tender offer. Over the next two weeks, the management of Westminster, members of the Special Committee and their respective representatives had several informal discussions concerning the structure and timing of a potential tender offer.

        On April 2, 2002, Westminster presented the Special Committee initial drafts of offering documents outlining the terms and structure of a possible tender offer. On April 4, 2002, the Special Committee met with its counsel to discuss and consider the initial terms and structure of the tender offer set forth in the tender offer materials and an appropriate range for the offering price. During this meeting, Houlihan Lokey made a preliminary report to the Special Committee by telephone, outlining the analyses it conducted in valuing the various business units of Westminster and determining a range of tender prices that would be fair, from a financial point of view, to Westminster's stockholders (other than the Continuing Stockholders).

        On April 4, 2002, Westminster received a letter from Gibralt Capital Corporation ("Gibralt"), an entity controlled by Mr. Samuel Belzberg, offering to sell a total of 1,472,748 Shares (including 100,000 Shares owned by MDB Capital ("MDB"), an entity controlled by Mr. Samuel Belzberg's adult son) to Westminster at a price of $2.80 per Share.

        On April 5, 2002, the Board held a special meeting and authorized the Special Committee to consider and evaluate the offer from Gibralt, in addition to the possible tender offer it was considering. The Special Committee scheduled a meeting with Houlihan Lokey and requested that Houlihan Lokey provide guidance with respect to the offer from Gibralt and the possible tender offer.

        During the morning of April 9, 2002 the Special Committee and its counsel met to consider the possible tender offer and the offer from Gibralt. At the meeting representatives of Houlihan Lokey gave a presentation to the Special Committee on the value of Westminster as a going concern and a range of tender prices for the Shares that would be fair, from a financial point of view, to the stockholders of Westminster (other than the Continuing Stockholders). Houlihan Lokey explained that it conducted a valuation analysis of Westminster on a going concern basis in light of Westminster's stated intention not to pursue a merger, sale of control transaction or otherwise liquidate Westminster upon completion of the proposed offer. Houlihan Lokey informed the Special Committee that a valuation based on a liquidation analysis would result in a significantly higher valuation range for the Shares. The Special Committee discussed the methodology and conclusions of the analysis of the proposed tender offer and offer from Gibralt with Houlihan Lokey. Following discussion, the Special Committee determined that the offer from Gibralt to sell at a price of $2.80 per Share was fair to, and in the best interest of, Westminster and its stockholders and determined to recommend to the Board that Westminster accept the offer and purchase the Shares held by Gibralt and MDB on the terms proposed.

        The Board held a special meeting the afternoon of April 9, 2002. During this meeting, the Special Committee reported that it had determined that the offer from Gibralt to sell the Shares held by it and MDB at a price of $2.80 per Share was fair to, and in the best interest of, Westminster and its stockholders and recommend to the Board that Westminster accept the offer. The Board then discussed and voted to approve the offer by Gibralt, based on the recommendation of the Special Committee, and instructed Westminster's officers to consummate the transaction with Gibralt.

        Immediately following this Board meeting, the Special Committee had a meeting with the management of Westminster and discussed the terms of Westminster's proposed tender offer. In addition to the information presented by Houlihan Lokey, the Special Committee noted that the transaction with Gibralt, and specifically the $2.80 price per Share to be paid in the transaction, would be a significant factor in its determination of the fairness of the Offer to Westminster's stockholders (other than the Continuing Stockholders). The Special Committee determined that Gibralt's offer reflected the results of a good faith arm's-length negotiation by a sophisticated major stockholder with extensive knowledge regarding Westminster's prospects and intrinsic value.

        On April 15, 2002, the Special Committee held a meeting and unanimously determined that the Offer, and specifically that a price of $2.80 per Share, is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders), subject to consummation of the transaction with Gibralt, which was scheduled to close April 16, 2002.

        The Board held a special meeting the evening of April 15, 2002. During this meeting, the Special Committee reported that it had determined that the Offer is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders). The Board then discussed the Offer and, based on the Special Committee's determination that the Offer was fair and in the best interest of Westminster's stockholders (other than the Continuing Stockholders), approved the Offer at a price of $2.80 per Share.

        On April 16, 2002, Westminster concluded negotiations with Gibralt and pursuant to a Stock Purchase Agreement, by and among Gibralt, MDB and Westminster, Westminster purchased 1,372,748 and 100,000 Shares from Gibralt Capital and MDB, respectively, for $2.80 per Share.

2.    Recommendation of the Special Committee and Approval of the Board; Fairness of the Offer.

        The Board unanimously approved the Offer. Because the Management Stockholders, composed of William Belzberg, Hyman Belzberg and Keenan Behrle, are members of the Board, the Board believed that to avoid the inherent conflicts of interest created by the Management Stockholders' interest in the Offer the Board should form, and the Board did form, a Special Committee composed of three independent directors and authorized the Special Committee to consider whether the Offer was fair to Westminster's stockholders (other than the Continuing Stockholders) and to determine whether or not to recommend the Offer to Westminster's stockholders. The Board also believed that it should not make a recommendation to the stockholders as to whether or not to tender their Shares pursuant to the Offer due to the interest of the Management Stockholders in the Offer.

        The Special Committee determined that the Offer is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders) and recommends that Westminster's stockholders (other than the Continuing Stockholders) tender their Shares pursuant to the Offer. In making this determination and in recommending that Westminster's stockholders (other than the Continuing Stockholders) tender their Shares pursuant to the Offer, the Special Committee considered a number of factors, including, but not limited to, the following:

  •
  the financial condition, results of operations and cash flows of Westminster;

  •
  the presentation Houlihan Lokey made to the Special Committee on April 9, 2002 and the written opinion of Houlihan Lokey dated April 18, 2002 to the effect that, as of such date and subject to certain matters stated in the opinion, the cash consideration of $2.80 per share to be received by holders of Shares in the Offer was fair, from a financial point of view, to Westminster's stockholders (other than the Continuing Stockholders). Stockholders are urged to read the fairness opinion in its entirety;

  •
  the fact that the purchase price of the Shares beneficially owned by Samuel Belzberg were recently acquired at a price per share equal to the price per share to be paid in the Offer;

  •
  the fact that the Board, with the assistance of its financial advisors, engaged in a lengthy process to explore Westminster's strategic alternatives;

  •
  the relatively thin trading market and the lack of liquidity of the Shares and the lack of success, due to the relatively small market capitalization, in attracting institutional investors to invest in, or research analysts to report on, Westminster;

  •
  Westminster's purchase of Shares pursuant to the Offer will likely reduce the number of Shares that are publicly traded and the number of stockholders, and the Shares may be delisted from the AMEX and/or the ArcaEx, which in either case could adversely affect the liquidity and market value of those Shares held by non-tendering stockholders;

  •
  the historical market prices, price to earnings ratios, EBIT and EBITDA multiples, recent trading activity and trading range of the Shares, including the fact that the $2.80 per share to be paid in the Offer represents a premium of approximately 40% over the $2.00 sales price of the last reported sale of the Shares on AMEX, which occurred on April 15, 2002, before we publicly announced the Offer;

  •
  the fact that $2.80 per share is near the highest sale price of Westminster's stock in the previous twelve months of $3.00 per share;

  •
  the possibility that a decline in the market price of the Shares or the stock market in general could occur and the price ultimately received by stockholders in the open market or in a future transaction might be less than the $2.80 per share provided for in the Offer;

  •
  the fact that the Offer is not contingent on any minimum number of Shares being tendered;

  •
  the considerable costs associated with remaining a publicly-traded company; and

  •
  the reporting requirements of publicly-traded companies can lead to disclosure of sensitive information, including financial information and contractual arrangements, which may result in a competitive disadvantage in the marketplace.

        The Special Committee recognized that, although the consummation of the Offer gives you the opportunity to realize a substantial premium over the price at which the Shares were traded before the public announcement of the Offer, tendering in the Offer would eliminate the opportunity for you to participate in the future growth and profits of Westminster, if any. The Special Committee believed that the loss of the opportunity to participate in the growth and profits of Westminster, if any, was adequately reflected in the offer price of $2.80 per share. The Special Committee also recognized that there can be no assurance as to the level of growth or profits to be attained by Westminster in the future.

        In reaching its determination on the fairness of the Offer, the Board considered and relied upon the conclusions and the unanimous recommendation of the Special Committee that the Board approve the Offer, and they reviewed the considerations referred to above as having been taken into account by the Special Committee, as well as the Board's own familiarity with Westminster's business, financial condition, results of operations and prospects and the nature of the industries in which Westminster operates. In addition, the Board found reasonable and expressly adopted the opinion and the related financial analyses of Houlihan Lokey, which opinion and analyses are summarized below.

        The Board determined to pursue the Offer at this time because the Board believed that an improvement in stockholder value was not likely in the immediate future and that the Offer presents an opportunity for the stockholders of Westminster to obtain liquidity and a premium for their shares. The last reported sale of the Shares on AMEX before the public announcement of the Offer occurred on April 15, 2002 at a price of $2.00 per share.

        Although the Board unanimously approved the Offer, neither Westminster nor the Board makes any recommendation to the stockholders as to whether to tender or refrain from tendering their Shares.

        In light of the number and variety of factors that the Special Committee and the Board considered in connection with their evaluation of the Offer, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to those factors, and, accordingly, neither the Special Committee nor the Board did so. In addition, individual members of the Special Committee and the Board may have given different weights to different factors. Each of the Special Committee and the Board viewed its positions and recommendations as being based on the totality of the information presented to and considered by it.

        The Board believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to represent your interests effectively were present, and therefore, there was no need to retain any additional unaffiliated representative to act on your behalf in view of the fact that:

  •
  the Special Committee consisted of independent directors appointed by the Board to represent solely your interests and the interests of other holders of common stock of Westminster (other than the Continuing Stockholders);

  •
  the Special Committee retained and was advised by its own independent legal counsel;

  •
  the Special Committee retained its own independent financial advisor to assist it in evaluating the Offer and provide it with a fairness opinion with respect to the fairness, from a financial point of view, to you and the other holders of Westminster's common stock, other than the Continuing Stockholders; and

  •
  the Special Committee evaluated and negotiated the terms of the Offer.

        The Board has not made any provisions in connection with the Offer to grant any unaffiliated stockholders access to Westminster's corporate records, or to obtain counsel or appraisal services at the expense of Westminster.

3.    Recommendation of the Management Stockholders; Fairness of the Offer.

        The Management Stockholders did not participate in the deliberations of the Special Committee regarding the fairness to you of the Offer. The rules of the Securities and Exchange Commission (the "Commission") require each of the Management Stockholders to express his or its belief as to the fairness of the Offer to the holders of Westminster common stock (other than the Continuing Stockholders). The Management Stockholders regard the tender offer as a method to provide Westminster's stockholders liquidity for their Shares while at the same time providing the Management

Stockholders an investment with reasonable future business prospects. Although the investment will involve a substantial risk to stockholders that hold the common stock of Westminster, the Management Stockholders believe that the long-term value of the equity investment could appreciate.

        With respect to determining the Management Stockholders' belief as to the fairness of the Offer, the Management Stockholders have considered the factors considered by the Special Committee and the Board referred to above. Additionally, the Management Stockholders considered the following material factors:

  •
  the limited trading activity of the Shares and the fact that the Offer would result in immediate, enhanced liquidity for the stockholders of Westminster at a premium to recent trading prices;

  •
  the fact that the Board, based on the unanimous recommendation of the Special Committee, determined that the Offer is fair to, and in the best interests of, you and the other stockholders (other than the Continuing Stockholders);

  •
  recent and historical trading prices for the common stock, particularly, the fact that the Offer price represents a 40% premium to the sales price of the last reported sale on AMEX ($2.00 per share) before the public announcement of the Offer;

  •
  the Special Committee evaluated and negotiated the terms of the Offer; and

  •
  the opinion of Houlihan Lokey that the consideration to be paid to you in the Offer is fair to you from a financial point of view.

        After considering the foregoing, the Management Stockholders have determined that it reasonably believes that the Offer is fair to you from a financial point of view. In reaching this determination as to fairness, the Management Stockholders did not assign specific weights to particular factors, but rather considered all factors as a whole.

        The Management Stockholders believe that the Offer is procedurally fair because, among other things:

  •
  the Board appointed the Special Committee consisting only of independent directors that are not officers or employees of Westminster;

  •
  the Special Committee was advised by its own independent legal counsel; and

  •
  the Special Committee retained its own independent financial advisor to assist it in evaluating the Offer and who provided it with a fairness opinion with respect to the fairness, from a financial point of view, to you and the other holders of Westminster's common stock, other than the Continuing Stockholders.

        The Special Committee's legal counsel and financial advisor reported directly to the Special Committee and took direction from the Special Committee. The Board acted upon the recommendation of the Special Committee and at all times the Special Committee was aware of the interests of the Continuing Stockholders in the proposed transaction.

        In addition the other factors considered by the Management Stockholders in concluding that the Offer is substantively and procedurally fair to the stockholders of Westminster (other than the Continuing Stockholders), the Management Stockholders adopted the opinion and the analysis of Houlihan Lokey and the Board described in "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee," and "SPECIAL FACTORS—Recommendation of the Special Committee and Approval of the Board; Fairness of the Offer."

        In determining whether to make the Offer at this time, the Management Stockholders considered the factors mentioned above, including the potential future performance of Westminster and the recent historical trading prices for the Shares.

        The Management Stockholders have not made any provisions in connection with the Offer to grant any unaffiliated stockholders access to Westminster's corporate records, or to obtain counsel or appraisal services at the expense of Westminster or the Management Stockholders.

4.    Opinion of the Financial Advisor to the Special Committee.

        The Special Committee retained Houlihan Lokey to render an opinion as to the fairness to Westminster's stockholders (other than the Continuing Stockholders), from a financial point of view, of the consideration offered in the Offer.

        The full text of Houlihan Lokey's written opinion to the Special Committee dated April 18, 2002 which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached hereto as Appendix A, and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to, and should, read the opinion in its entirety. The engagement of Houlihan Lokey and its opinion are for the benefit of the Special Committee and the Board. The opinion addresses only the fairness, from a financial point of view, of the consideration offered to Westminster's stockholders in the Offer and does not constitute a recommendation to any stockholder as to whether to tender such stockholder's Shares.

        For purposes of formulating the opinion, Houlihan Lokey, among other things:

  a.
  reviewed Westminster's annual reports to stockholders and annual reports on Form 10-K for the four fiscal years ended December 31, 2001, which Westminster's management has identified as being the most current financial statements available;

  b.
  reviewed One Source's audited financial statements for the three fiscal years ended December 31, 2000, unaudited financial statements for the fiscal year ending December 31, 2001 and interim financial statements for the one month periods ended January 31, 2001 and 2002, which One Source's management identified as being the most current financial statements available;

  c.
  reviewed Matrix Visual Solutions' audited financial statements for the three fiscal years ended September 30, 1999, December 31, 2000 and December 31, 2001 and interim financial statements for the one month periods ended January 31, 2001 and 2002, which Matrix Visual Solutions' management has identified as being the most current financial statements available;

  d.
  reviewed Westland Associates Inc.'s ("Westland") unaudited financial statements for the four fiscal years ended December 31, 2001 and interim financial statements for the one month periods ended January 31, 2001 and 2002, which Westland Associates Inc.'s management has identified as being the most current financial statements available;

  e.
  reviewed Physician Advantage's unaudited financial statements for the four fiscal years ended December 31, 1998 through December 31, 2001 and interim financial statements for the one month periods ended January 31, 2001 and 2002, which Physician Advantage's management has identified as being the most current financial statements available;

  f.
  reviewed final versions of certain of the Offer documents dated April 18, 2002;

  g.
  reviewed the Stock Purchase Agreement by and among Westminster, Gibralt and MDB, dated April 16, 2002.

  h.
  met with certain members of Westminster's senior management and of each of the operating subsidiaries (the "Operating Subsidiaries"), including One Source, Matrix Visual Solutions, Westland, and Physician Advantage to discuss the operations, financial condition, future prospects and projected operations and performance of Westminster and the Operating Subsidiaries;

  i.
  visited certain facilities and business offices of Westminster, One Source and Matrix Visual Solutions;

  j.
  reviewed forecasts and projections prepared by Westminster and the Operating Subsidiaries' management with respect to the Operating Subsidiaries for the fiscal year ended December 31, 2002;

  k.
  reviewed the historical market prices and trading volume for Westminster's publicly traded securities;

  l.
  reviewed certain other publicly available financial data for certain companies that they deemed comparable to the Operating Subsidiaries, and publicly available prices and premiums paid in other transactions that they considered similar to the Offer;

  m.
  reviewed drafts of certain documents to be delivered at the closing of the Offer; and

  n.
  conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon the accuracy and completeness of all financial, accounting, legal, tax, operating and other information provided to it by Westminster and assumed that all such information was complete and accurate in all material respects, that no material changes occurred in the information reviewed between the date the information was provided and the date of the opinion or in Westminster's assets, financial condition, business or prospects and that there were no facts or information regarding Westminster that would cause the information supplied to Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Westminster and does not assume responsibility for the accuracy or completeness of such information.

        With respect to the financial projections and pro forma financial statements and adjustments provided to Houlihan Lokey, all of which were provided by Westminster management, Houlihan Lokey assumed that such projections and pro forma financial statements and adjustments were reasonably prepared on a basis consistent with actual historical experience, reflected the best currently available estimates and good faith judgments of Westminster management, and could reasonably be relied upon.

        Houlihan Lokey was not requested to consider, and Houlihan Lokey expressed no opinion as to, the relative merits of the Offer as compared to any alternative business strategies that might exist for Westminster or Westminster's stockholders or the effect of any other transaction in which Westminster might engage.

        Houlihan Lokey has been assured by Westminster that Westminster has no plans nor any intention to pursue a short or long form merger, to engage in a sale of control transaction or to liquidate Westminster. Based on this assurance, and with the concurrence of the Special Committee and Westminster, Houlihan Lokey assumed for purposes of its valuation analysis that these were not available options. Accordingly, Houlihan Lokey conducted its valuation analysis of Westminster on a going-concern and minority interest basis and did not consider Westminster's liquidation value in determining whether the consideration offered in the Offer was fair to Westminster's stockholders (other than the Continuing Stockholders), from a financial point of view. Houlihan Lokey informed the Special Committee and Westminster that a valuation based on a liquidation analysis would result in a significantly higher valuation range for the shares.

        Houlihan Lokey was not engaged to solicit any third party indications of interest in Westminster, and Houlihan Lokey did not solicit any indications of interest.

        Houlihan Lokey did not make an independent evaluation, appraisal or valuation of any assets or liabilities of Westminster, nor was Houlihan Lokey furnished with any such evaluations, appraisals or valuations. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Westminster's control and are not susceptible to accurate prediction. While Houlihan Lokey believes that its review, as described herein, is an adequate basis for the opinion it expressed, the opinion is necessarily based upon market, economic and other conditions that exist and could be evaluated as of the date of the opinion, and any change in such conditions could require a re-evaluation of the opinion.

        The opinion addressed only the financial fairness, as of the date of the opinion, of the consideration offered to Westminster's stockholders in the Offer and did not address any other terms or conditions of the Offer or any related documents, the tax or legal consequences of the Offer, including the tax or legal consequences to Westminster's stockholders, the fairness of any aspect of the Offer not expressly addressed in the opinion, the relative merits of the Offer or any alternatives to the Offer, Westminster's decision to proceed with or the effect of the Offer, or any other aspect of the Offer. No restrictions or limitations were imposed by Westminster upon Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its opinions.

        Except as otherwise described herein, Houlihan Lokey has had no prior relationship with Westminster. Houlihan Lokey was formally retained by the Special Committee pursuant to a letter agreement dated March 19, 2002.

        The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

        Westminster paid Houlihan Lokey a fee for rendering its opinion and providing certain advisory services, no portion of which was contingent upon the opinion being favorable or on the closing of the Offer. Westminster also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses.

        The opinion does not constitute a recommendation to the Special Committee or the Board on whether or not to proceed with the Offer and recommend it to Westminster's stockholders and does not constitute a recommendation to stockholders as to whether or not to accept the Offer.

        The following is a brief summary of the material analyses performed by Houlihan Lokey in rendering its opinions to the Special Committee and the Board.

        Houlihan Lokey considered the valuation ascribed to the company by the public markets. However, due to low trading volume and the lack of analyst coverage, Houlihan Lokey also performed a fundamental analysis.

        In order to perform a fundamental analysis of Westminster as a whole, Houlihan Lokey analyzed each business segment separately, including One Source; Matrix Visual Solutions; Group Purchasing Services, which includes Westland Associates and Physician Advantage; and Finance and Secured Lending ("Investment Services"). The following methodologies were considered in arriving at indicative values for each business segment.

        The Market Multiple Approach:    The market multiple approach is a widely-used valuation methodology in which the value of a company is determined based upon the trading multiples of comparable publicly-traded companies. This approach can involve the determination of a level of revenues or gross profits, which are considered to be representative of the future performance of the company, and capitalizing these figures by a risk-adjusted multiple.

        The Transaction Approach:    The transaction approach is similar to the market multiple approach in that the value of a company is based upon multiples of other companies. A key difference between the transaction approach and the market multiple approach is that the public company multiples used in the transaction approach are based upon transaction values instead of non-transaction trading prices.

        Discounted Cash Flow Approach:    The discounted cash flow approach ("DCF") method is a frequently used form of the income approach to determine the fair market value of a closely held company. The method is one of estimating the present value of the projected future cash flows to be generated from the business and theoretically available (though not necessarily paid) to the capital providers of the company.

        In the DCF method, the counterpart to the market multiple described above is the discount rate applied to the projected future cash flows to arrive at the present value. The discount rate is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. It can also be interpreted as the rate of return that would be required by providers of capital to the company to compensate them for the time value of their money, as well as the risk inherent in the particular investment.

        Unlike the market multiple, the discount rate employed in the DCF method contains no implicit expectations of growth for the cash flows. Instead, the projected cash flows themselves reveal growth expectations, while allowing for a great deal more flexibility in projecting such growth rates.

        In determining the appropriate discount rate associated with the projected cash flows for each business unit, Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to that business unit, as described below.

        Liquidation/ Adjusted Book Value Approach:    The adjusted book value approach differs from the market and income approaches in two important ways. First, it focuses on individual asset and liability values from the company's balance sheet, which are adjusted to fair market value. In contrast, the market and income approaches focus on the aggregate returns generated by all the company's assets. Second, it can be applied in situations where liquidation is possible.

        The adjusted book value approach can also be used in going-concern situations to provide an additional indication of value. The approach may be appropriate in instances where the subject company has a heavy investment in tangible assets or where operating earnings are insignificant relative to the value of the underlying assets, such as in real estate holding companies and start-up businesses. Furthermore, it may not be the best approach in instances where the company has substantial operating earnings relative to the value of the underlying assets. In such cases, the residual equity value resulting from the adjusted book value approach may not reflect the value inherent in the company's superior cash-generating capability.

  One Source

        Market Multiple Approach:    Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to One Source. The comparable companies included the following six publicly traded packaging-related companies: Disc Graphics Inc., Gibraltar Packaging Group, Ivex Packaging, Outlook Group Corp., Pactiv Corp. and Smurfit-Stone Container Corp. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as the enterprise value to the latest twelve months and projected 2002 revenues, the enterprise value to the latest twelve months and projected 2002 earnings before interest, taxes, depreciation and amortization (EBITDA), and the enterprise value to the latest twelve months and projected 2002 earnings before interest and taxes (EBIT).

        Based on the historical and projected results for One Source, and applying the valuation metrics that Houlihan Lokey deemed most relevant, Houlihan Lokey noted that the market multiple analysis resulted in an implied range of value of equity on a marketable minority basis of approximately $8.6 million to $11.1 million.

        There are inherent differences between the businesses, operations, and prospects of One Source and the comparable companies used in the market multiple analysis. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the market multiple analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of One Source and the comparable companies that would, in Houlihan Lokey's opinion, affect the public market valuation of such companies.

        Transaction Approach:    Houlihan Lokey did not utilize this methodology in this analysis because of the lack of relevant, publicly announced transactions.

        Discounted Cash Flow Approach:    Houlihan Lokey performed a discounted cash flow analysis of One Source on a stand-alone basis utilizing a set of underlying operating projections for the fiscal year ending December 31, 2002 that were developed and provided by One Source. In determining the appropriate discount rate associated with the projected cash flows for One Source, Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to One Source. The public comparables included the following companies: Disc Graphics Inc., Gibraltar Packaging Group, Ivex Packaging, Outlook Group Corp., Pactiv Corp. and Smurfit-Stone Container Corp. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as the weighted average cost of capital.

        Based on the projected results for One Source, and applying discount rates that Houlihan Lokey deemed most relevant, the discounted cash flow approach resulted in an implied range of value on a marketable minority basis of approximately $8.7 million to $9.7 million.

        Liquidation Approach:    Houlihan Lokey did not utilize this methodology in its analysis, since One Source has substantial operating earnings relative to the value of the underlying assets.

  Matrix Visual Solutions

        Market Multiple Approach:    Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to Matrix Visual Solutions. The comparable companies included the following four publicly traded audio-visual-related companies: Audio Visual Services Corp., Dick Clark Productions Inc., MCSI Inc., and Vari-Lite International Inc. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as the enterprise value to the latest twelve months and projected 2002 revenues, the enterprise value to the latest twelve months and projected 2002 earnings before interest, taxes, depreciation and amortization (EBITDA), and the enterprise value to the latest twelve months and projected 2002 earnings before interest and taxes (EBIT). Because Matrix Visual Solutions did not generate positive EBIT in 2001 and was not projecting positive EBIT in 2002, Houlihan Lokey valued Matrix Visual Solutions using enterprise value to revenue multiples.

        Based on the historical and projected results for Matrix Visual Solutions, and applying the valuation metrics that Houlihan Lokey deemed most relevant, Houlihan Lokey noted that the market multiple analysis resulted in an implied range of value of equity on a marketable minority basis of approximately $900,000 to $1.6 million.

        There are inherent differences between the businesses, operations, and prospects of Matrix Visual Solutions and the comparable companies used in the market multiple analysis. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the market multiple analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Matrix Visual Solutions and the comparable companies that would, in Houlihan Lokey's opinion, affect the public market valuation of such companies.

        Transaction Approach:    Houlihan Lokey did not utilize this methodology in this analysis due to the lack of relevant, publicly announced transactions.

        Discounted Cash Flow Approach:    Houlihan Lokey did not utilize this approach since Matrix provided one year of projections for the fiscal year ending December 31, 2002, which projected negative cash flow.

        Liquidation Approach:    Houlihan Lokey did not utilize this methodology in its analysis, since it was deemed that Matrix's value as an operating entity was greater than the value of the underlying assets.

  Westland Associates

        Market Multiple Approach:    Houlihan Lokey reviewed certain financial information for public companies that it deemed to be comparable to Westland by Houlihan Lokey. The comparable companies included the following four publicly traded group purchasing-related companies: En Pointe Technologies Inc., Onvia.com Inc., Reynolds & Reynolds, and Driversshield.com Corp. For each of the comparable companies, Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios, as well as numerous market capitalization ratios, such as the enterprise value to the latest twelve months and projected 2002 revenues, the enterprise value to the latest twelve months and projected 2002 earnings before interest, taxes, depreciation and amortization (EBITDA), and the enterprise value to the latest twelve months and projected 2002 earnings before interest and taxes (EBIT).

        Based on the historical and projected results for Westland, and applying the valuation metrics that Houlihan Lokey deemed most relevant, Houlihan Lokey noted that the market multiple analysis resulted in an implied value of equity on a marketable minority basis that was substantially less than the outstanding debt currently stated on Westland's balance sheet.

        Discounted Cash Flow Approach:    Houlihan Lokey did not utilize this approach since Westland provided one year of projections for the fiscal year ending December 31, 2002, which projected negative cash flow.

        Liquidation Approach:    The liquidation approach was also used in light of Westland's high levels of debt, insufficient cash to operate at a profit and inability to access capital. In the liquidation analysis, Westland's liabilities were subtracted from the book value of its assets to determine the maximum recovery to Westland's stockholders. This analysis resulted in an implied enterprise valuation significantly less than the $790,000 of debt on the balance sheet. Therefore, no equity value was assumed.

  Physician Advantage

        Market Multiple Approach:    Houlihan Lokey did not utilize this approach due to the lack of publicly traded companies that are considered comparable to Physician Advantage.

        Transaction Approach:    Houlihan Lokey based the transaction approach on a recently proposed acquisition of Physician Advantage by Invinity Systems, an affiliate of United Medical Alliance. Given the proposed purchase consideration, Physician Advantage's debt of $2.5 million and cash of $41,000, no equity value was assumed.

        Discounted Cash Flow Approach:    Houlihan Lokey performed a discounted cash flow analysis of Physician Advantage on a stand-alone basis utilizing a set of underlying operating projections for the fiscal year ending December 31, 2002 that were developed and provided by Physician Advantage. In determining the appropriate discount rate associated with the projected cash flows for Physician Advantage, given there were no relevant comparable public companies, Houlihan Lokey reviewed certain financial information for Westminster. Houlihan Lokey calculated, reviewed and analyzed numerous financial and operating performance ratios for Westminster, as well as the weighted average cost of capital.

        Based on the projected results for Physician Advantage, and applying discount rates that Houlihan Lokey deemed most relevant, the discounted cash flow approach resulted in an implied enterprise valuation significantly less than the $2.5 million of debt on the balance sheet. Therefore, no equity value was assumed.

        Liquidation Approach:    The liquidation approach was also used in light of Physician Advantage's high levels of debt, insufficient cash to operate at a profit and inability to access capital. In the liquidation analysis, Physician Advantage's liabilities were subtracted from the book value of its assets to determine the maximum recovery to Physician Advantage's stockholders. This analysis resulted in an implied enterprise valuation significantly less than the $2.5 million of debt on the balance sheet. Therefore, no equity value was assumed.

  Investment Services

        The value of Westminster's financing and lending business ("Investment Services") was determined from the perspective of a minority position, looking at the business as a going concern. Westminster's management has stated that there are no plans to liquidate Westminster or the Investment Services business. The two methodologies utilized to value the Investment Services business were an earnings approach and an asset approach. Houlihan Lokey determined the market based earnings potential of each asset directly attributable to investment services and subtracted operating expenses to determine a representative earnings level. The most material asset in Investment Services was cash, which was $23.6 million as of February 3, 2002. Earnings were capitalized into perpetuity using Westminster's cost of equity and an appropriate growth rate. Lastly, Houlihan Lokey deducted the liabilities associated with the investment services business.

        The second methodology utilized to value Investment Services was an asset approach. Houlihan Lokey analyzed the fair market value of all of the assets of the Investment Services business and subtracted both the liabilities of the Investment Services and the operating expenses required to operate this business.

        Based on the above analyses, Houlihan Lokey noted that the indicated range of value of Investment Services was approximately $8.7 million to $11.3 million.

  Summary

        Based on the summation of the indicative values of each of the five operating companies, as well as the assumptions and methodologies used in its analysis, Houlihan Lokey concluded that the indicative range of value for Westminster on a marketable minority interest basis is $16.3 million to $20.7 million, or $2.01 per share to $2.56 per share, based on 8,124,607 shares of stock issued and outstanding. Houlihan Lokey advised Westminster that if a control premium were added, or a liquidation or other strategy were contemplated, the range of values would be significantly higher.

        Houlihan Lokey also performed a study of going private transactions and acquisitions of minority interests by the majority stockholders. Houlihan Lokey noted that based on 70 transactions analyzed, the median premium over the price of the stock one week prior to announcement was 25.4 percent.

        The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made the qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses undertaken by it in connection with the opinion.

        The estimates contained in Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which Westminster might be sold.

5.    Purpose of the Offer; Plans for Westminster After the Offer.

        Purpose.    The purpose of the Offer is to provide the holders of Westminster's common stock with liquidity for their Shares at a price that the Board, based upon the unanimous recommendation of the Special Committee, has determined to be fair to Westminster's stockholders (other than the Continuing Stockholders).

        Plans for Westminster After the Offer.    It is currently expected that the business and operations of Westminster after the Offer will be continued substantially as they are currently being conducted by Westminster.

        Except as otherwise indicated in this Offer, neither Westminster nor the Management Stockholders have any present plans or proposals involving Westminster that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a sale or transfer of a material amount of Westminster's assets, or any material change in Westminster's present dividend policy, indebtedness or capitalization, or any other material change in Westminster's corporate structure or business, or any changes in the members of the Board. However, after the Offer, Westminster and its board of directors will review proposals or may propose the acquisition or disposition of assets or other changes in Westminster's business, corporate structure, capitalization, businesses, management, operations or dividend policy that they consider to be in the best interests of Westminster's stockholders.

        The Shares are currently traded on AMEX and ArcaEx. Westminster's purchase of the Shares pursuant to the Offer will likely reduce the number of Shares publicly traded and the number of stockholders, which could adversely affect the liquidity and market value of the Shares held by the public and result in the stock being delisted from the AMEX and/or ArcaEx. Also, if there are less than 300 holders of record following the completion of the Offer, given the continuing cost of public reporting and compliance, Westminster intends to delist its stock from the AMEX and the ArcaEx and to terminate its registration under the Exchange Act. As a result, Westminster will no longer be required to file periodic reports with the Commission under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 promulgated under the

Exchange Act. In addition, Westminster's officers, directors and 10% stockholders will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares. See "THE TENDER OFFER—Effect of the Offer on the Market for the Common Stock; Exchange Act Registration."

        Neither Westminster nor the Continuing Stockholders are obligated to effect, and no agreement, understanding or plan currently exists relating to, any corporate transaction, such as a merger, reverse stock split or similar transaction, after completion of the Offer (a "Corporate Transaction"). However, Westminster could in the future effect a Corporate Transaction which would result in the Continuing Stockholders owning the entire equity interest in Westminster. The Continuing Stockholders would then have sole management and investment discretion with regard to the future conduct of the business of Westminster, and would be entitled to any profits generated by operations and any increase in Westminster's value. Similarly, the Continuing Stockholders would also bear the risk of any decrease in the value of Westminster.

        For example, following the completion of the Offer, Westminster would have the ability to effect a Corporate Transaction in the form of a merger with a corporation formed and wholly owned by the Continuing Stockholders. Under the Delaware General Corporation Law ("DGCL"), the approval of the board and the affirmative vote of a majority of the outstanding shares of Westminster's common stock would be required to approve a merger at a meeting of the stockholders. The Continuing Stockholders, who currently collectively beneficially own approximately 66.1% of the outstanding shares of Westminster's common stock and who would own a greater percentage after completion of the Offer, would be able to approve the merger if it were proposed. In addition, under the DGCL, a corporation that owns 90% or more of the outstanding shares of the outstanding stock of another corporation could effect a merger with such other corporation without submitting the merger to a vote of stockholders of the other corporation. Accordingly, if the Continuing Stockholders own 90% or more of the stock of Westminster that remains outstanding following the completion of the Offer, this type of merger, known as a Short-Form Merger, could be effected without a vote of Westminster's stockholders. There is no present plan or intention of Westminster or the Continuing Stockholders to effect a merger following completion of the Offer

        Regardless of whether the Offer is consummated, it is expected that Westminster's current management, under the general direction of the Board, will continue to manage Westminster as an ongoing business.

6.    Rights of Stockholders in the Offer and in the Event of a Corporate Transaction.

        No dissenters' or appraisal rights are available to stockholders in connection with the Offer. Additionally, we have not made any provision for stockholders to obtain counsel or appraisal services in connection with the Offer at our expense. Neither Westminster nor the Continuing Stockholders are obligated to effect, and no agreement, understanding or plan currently exists to effect, a Corporate Transaction. However, if Westminster were to effect a Corporate Transaction in the form of a merger, the stockholders who have not tendered their Shares may be able to dissent from the merger and have the fair value of their Shares paid in cash provided that they comply with the applicable provisions of the DGCL. This fair value as determined by the appraisal could be more or less than or the same as the Offer Price.

7.    Interests of Certain Persons in the Offer.

        In considering the Offer and the fairness of the consideration to be received in the Offer, the stockholders should be aware that certain directors and officers of Westminster have interests in the Offer different from those of stockholders generally which may present such persons with certain potential conflicts of interest. These interests are described below.

        The Management Stockholders, composed of William Belzberg, chairman of the Board and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, collectively beneficially own 60.6% of the outstanding Shares, which includes all shares issuable pursuant to currently exercisable stock options. The Management Stockholders have indicated that they do not intend on tendering their Shares in the Offer, and as a result their equity interest in Westminster, including their interest in the net book-value and net earnings of Westminster, will likely increase upon the consummation of the Offer. Neither Westminster nor the Continuing Stockholders are obligated to effect, and no agreement, understanding or plan currently exists relating to, a Corporate Transaction. However, if Westminster were to effect a Corporate Transaction in the form of a merger, following completion of the merger the Continuing Stockholders, which include the Management Stockholders, could become the sole stockholders of Westminster.

        As of April 16, 2002, the directors and executive officers of Westminster, as a group, beneficially owned an aggregate of 4,160,644 Shares (representing approximately 60.9% of the then outstanding Shares). Their beneficial ownership is more fully described on Schedule I hereto. All such directors and executive officers will receive in the Offer the same per Share consideration for their Shares as the public stockholders will receive for their Shares in the Offer. In the aggregate, the directors and executive officers of Westminster, excluding the Management Stockholders, will be entitled to receive approximately $28,000 for their Shares actually owned upon consummation of the Offer. With the exception of the Management Stockholders, we have been advised that all the directors and executive officers of Westminster intend on tendering their Shares in the Offer.

        As part of the Offer, Westminster is providing optionees with the opportunity to surrender currently exercisable options in exchange for payment from Westminster (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of the Shares subject to any such stock option and (y) the excess of the Offer Price over the exercise price per share subject to such stock option, without any interest thereon. As of April 16, 2002, Keenan Behrle and Rui Guimarais, the chief financial officer of Westminster, collectively have options exercisable into 175,000 shares issuable upon the exercise of Company Options (all Company Options held by Mr. Guimarais are exercisable at a price greater than the Offer Price and Company Options for 100,000 shares are issuable to Mr. Behrle at a price less than the Offer Price). Mr. Behrle is entitled to receive $43,000 for his options in the Offer. All options not surrendered will remain in force and vest accordingly under Westminster's stock option plan.

        Under the DGCL, corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. Westminster's Certificate of Incorporation and Bylaws provide that each director and officer will be indemnified by Westminster against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of Westminster or a predecessor company, or serving any other enterprise as a director or officer at the request of Westminster. Westminster's Certificate of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the DGCL, no director or officer of Westminster shall have any liability to Westminster or its stockholders for monetary damages. The DGCL provides that a corporation's certificate of incorporation may include a provision which eliminates or limits the personal liability of its directors or officers to the corporation or its stockholders for money damages for breach of fiduciary duty as a director except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for liability in connection with the unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. Westminster has also purchased directors' and officers' liability insurance for the benefit of these persons.

        Board's Awareness of Potential Conflicts of Interest.    The Board and the Special Committee were aware of the actual and potential conflicts of interest described above and considered them along with the other matters described under "SPECIAL FACTORS—Recommendation of the Special Committee and Approval of the Board; Fairness of the Offer."

8.    Financing of the Transaction.

        Westminster estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, to pay for surrendered options and to pay all related costs and expenses will be approximately $7.5 million. Westminster will use funds from its working capital to purchase all Shares tendered in the Offer and to pay all related costs and expenses. There is no financing condition to Westminster's obligation to purchase the Shares.

9.    Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences resulting from the sale of Shares by "U.S. Shareholders" and "non-U.S. Shareholders" (as described below) pursuant to the Offer. Except where noted, this summary deals only with Shares that are held as capital assets, and does not deal with taxpayers subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or currencies, financial institutions, insurance companies, tax exempt organizations, persons holding Shares as part of a hedging or conversion transaction, constructive sale or straddle, traders in securities that have elected the mark-to-market method of accounting for securities, persons liable for alternative minimum tax or United States persons whose "functional currency" is not the U.S. dollar. Further, this summary does not deal with non-U.S. Shareholders that are subject to special treatment under the U.S. federal income tax laws, such as United States expatriates, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies or corporations that accumulate earnings to avoid U.S. federal income tax.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and judicial decisions, all as currently in effect. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Shares or the holders of Shares.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS AND RULES DISCUSSED BELOW TO SUCH HOLDER OF SHARES AND THE PARTICULAR TAX EFFECTS OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

        A "U.S. Shareholder" means a beneficial owner of a Share that is either a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A "non-U.S. Shareholder" is a beneficial owner of a Share that is not a U.S. Shareholder.

  Consequences to U.S. Shareholders.

        The receipt of cash for Shares tendered pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local, foreign and other income tax laws.

        A sale of the Shares pursuant to the Offer will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of Westminster's current or accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the Shares sold pursuant to the Offer. The sale of Shares pursuant to the Offer will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete redemption" of all of the stockholder's Shares or (iii) is "not essentially equivalent to a dividend" with respect to the tendering stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, common shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as common shares actually owned by the stockholder, must generally be taken into account. BECAUSE THE DETERMINATION AS TO WHETHER ANY OF THE ALTERNATIVE TESTS OF SECTION 302(b) OF THE CODE WILL BE SATISFIED WITH RESPECT TO ANY PARTICULAR HOLDER OF SHARES DEPENDS UPON THE FACTS AND CIRCUMSTANCES AT THE TIME THAT THE DETERMINATION MUST BE MADE, HOLDERS OF SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE SUCH TAX TREATMENT.

        In determining whether any of the tests under Section 302(b) of the Code is satisfied, stockholders must take into account not only the Shares of Westminster they actually own, but also any Shares of Westminster stock they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to those rules, a stockholder is deemed to own Shares of Westminster actually owned, and in some cases constructively owned, by certain related individuals or entities, and any Shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

        The receipt of cash upon the sale of Shares pursuant to the Offer will be "substantially disproportionate" with respect to the tendering stockholder if, among other things, the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares sold pursuant to the Offer) is less than 80% of the percentage of the Shares actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares sold pursuant to the Offer). Tendering stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular circumstances.

        The receipt of cash by a tendering stockholder will result in a "complete redemption" of all of the stockholder's Shares if either (i) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or otherwise or (ii) all of the Shares actually owned by such stockholder is sold pursuant to the Offer or otherwise and the stockholder is eligible to waive and does effectively waive attribution of all Shares constructively owned by the stockholder in accordance with Section 302(c) of the Code. Reacquisition of Shares may jeopardize the waiver and favorable tax treatment provided under the "complete redemption" test. Tendering stockholders should consult their tax advisors with respect to the application of the "complete redemption" test to their particular circumstances.

        Even if the receipt of cash by a tendering stockholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test described above, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if such stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in Westminster (after taking into account the attribution rules of Section 318 of the Code). Whether a meaningful reduction has occurred and, therefore, whether the receipt of cash by a tendering stockholder will be "not essentially equivalent to a dividend" will depend upon the stockholder's individual situation. In certain circumstances, even a small reduction in a stockholder's proportionate interest may satisfy this test. Tendering stockholders expecting to rely upon the "not essentially equivalent to a dividend" test therefore should consult their tax advisors as to its application to their particular circumstances.

        If a sale of Shares pursuant to the Offer is treated as a distribution taxable as a dividend—that is, if none of the three tests under Section 302(b) of the Code (described above) is satisfied—the receipt of cash by a tendering stockholder pursuant to the Offer will be taxable as ordinary income to the extent paid out of Westminster's current or accumulated earnings and profits (without any offset for the tendering stockholder's basis in the tendered shares). Any remaining adjusted basis in the redeemed Shares will be transferred to the stockholder's remaining Shares of Westminster. If the stockholder owns no other shares of Westminster, such tax basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Any portion of the cash received by the tendering stockholder that is not paid out of Westminster's current or accumulated earnings and profits will first be a tax-free return of capital to the extent of the stockholder's tax basis in the tendered Shares and then as capital gain from the sale or exchange of property.

        If a sale of Shares pursuant to the Offer is not treated as a distribution taxable as a dividend to a particular stockholder, it will be treated as to that stockholder as a taxable sale or exchange. As a result, such stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash received by the stockholder pursuant to the Offer and (ii) the stockholder's adjusted basis in the Shares sold pursuant to the Offer. Such gain or loss will be capital gain or loss if the Shares have been held as capital assets, and will be long-term gain or loss if such Shares have been held for more than one year.

        Capital losses recognized by an individual upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets plus $3,000. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to the extent of capital gains plus $3,000 in any future taxable year. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and allowed to the extent of capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

        In the case of a corporate stockholder, if the cash received pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends received deduction. The dividends received deduction is subject to certain limitations, and may not be available if, among other things, the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of Section 246A(c) of the Code. Generally, if a dividend equals or exceeds 10% of a corporate stockholder's tax basis in Westminster Shares and the corporate stockholder has not held the stock for more than two years, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case such corporate stockholder's tax basis in Shares retained by such stockholder would be reduced, but not below zero, by the amount of the "nontaxed portion" of the dividend, which is generally the amount of the dividends received deduction. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a sale of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends received deduction would reduce the stockholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of such nontaxed portion over such basis would be currently taxable as gain on the sale of such Shares. Except as may otherwise be provided in applicable Treasury Regulations, in the case of any sale of stock that is not pro rata as to all stockholders, any amount treated as a dividend under the rules of Section 302 of the Code may be treated as an extraordinary dividend without regard to the corporate stockholder's holding period or the amount of the dividend. Corporate stockholders should consult their tax advisors as to the availability of the dividends received deduction and the application of Section 1059 of the Code.

  Consequences to Non-U.S. Shareholders.

        The rules governing non-U.S. Shareholders are complex and no attempt will be made herein to provide more than a limited summary of such rules. NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO THE REDEMPTION OF THE SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

        A non-U.S. Shareholder generally will be subject to withholding of U.S. federal income tax at a rate of 30% unless Westminster (or applicable withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable (for example, because the gross proceeds from the sale of Shares are effectively connected with the conduct of a trade or business by the non-U.S. Shareholder within the United States, in which case the non-U.S. Shareholder generally will be subject to tax in the same manner as U.S. Shareholders are taxed). Pursuant to current Treasury Regulations, distributions paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Non-U.S. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under United States tax treaties and should consult a tax advisor. Non-U.S. Shareholders who wish to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. For those non-U.S. Shareholders that are entitled to claim treaty benefits under the United States—Canada income tax convention, the dividend withholding tax rate is reduced to 15%. The withholding rate is further reduced to 5% if the non-U.S. Shareholder is a corporation owning at least 10% of the voting stock of Westminster.

        Distributions to a non-U.S. Shareholder that are treated under the provisions of Section 302 as a sale or exchange of Shares and are not made in redemption of United States real property interests generally will not be subject to U.S. federal income taxation, unless (i) the gain realized upon the sale or exchange is effectively connected with the conduct of a trade or business of the non-U.S. Shareholder in the United States or (ii) the non-U.S. Shareholder is a nonresident alien individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. A non-U.S. Shareholder described in clause (i) above will be taxed on the net capital gain derived from the sale at the rate applicable to United States persons generally. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, a non-U.S. Shareholder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States losses derived from the sale or exchange of other capital assets.

        A non-U.S. Shareholder not described in either clause (i) or clause (ii) of the preceding paragraph with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the sale of Shares by such stockholder pursuant to the Offer satisfies one of the three tests for sale or exchange treatment under Section 302(b) of the Code or such stockholder is otherwise able to establish that no tax or a reduced amount of tax was due. Non-U.S. Shareholders should consult their tax advisors as to the application of the withholding tax provisions to their particular circumstances.

  Backup Withholding.

        Under the U.S. federal income tax backup withholding rules, payments in connection with the Offer may be subject to "backup withholding." Under current law, the backup withholding rate is 30% (but will be gradually reduced until 2006, when the backup withholding rate will be 28%). To avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service. Refunds are not available from Westminster.

        Certain persons generally are entitled to exemption from backup withholding, including certain corporations, financial institutions and foreign individuals. Each tendering stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        All tendering stockholders selling Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Westminster and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the letter of transmittal.

10.  Fees and Expenses.

        All fees and expenses incurred in connection with the Offer will be paid by Westminster.

        The Special Committee has engaged Houlihan Lokey in connection with the Offer and Westminster will pay to Houlihan Lokey a maximum fee of $100,000, whether or not the Offer is consummated, plus reasonable out-of-pocket expenses and fees (including attorneys fees) incurred by Houlihan Lokey for services rendered by it in connection with the consummation of the Offer. Westminster has agreed to indemnify Houlihan Lokey against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The fees and expenses of Houlihan Lokey are also described in "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee."

        Westminster has retained Georgeson Shareholder Communications Inc. and Georgeson Shareholder Securities to act as the Information Agent and the Dealer Manager, respectively, in connection with the Offer. The Information Agent and the Dealer Manager may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward Offer materials to beneficial owners. The Information Agent and the Dealer Manager will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain reasonable out-of-pocket expenses. Westminster also has agreed to indemnify the Information Agent and the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        U.S. Stock Transfer Corporation has been retained by Westminster to act as the Depositary in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain reasonable out-of-pocket expenses. Westminster has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        The following table presents the estimated fees and expenses to be incurred by Westminster in connection with the Offer:

Financial Advisors Fees and Expenses	$100,000
Legal Fees and Expenses	200,000
Printing and Mailing	20,000
Depositary Fees	13,000
Information Agent Fees and Dealer Manager Fees	65,000
Miscellaneous	60,000

Total	$458,000

        Except as set forth above, Westminster will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by Westminster for customary mailing and handling expenses incurred by them in forwarding material to their customers. Westminster is responsible for all of the foregoing fees and expenses.

THE TENDER OFFER

1.    Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Westminster will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn in accordance with the procedures set forth in "THE TENDER OFFER—Withdrawal Rights" promptly after the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on May 17, 2002 unless and until Westminster shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Westminster, shall expire.

        The Offer is subject to conditions (the "Offer Conditions"). Such conditions are set forth in "THE TENDER OFFER—Conditions to the Offer." If the Offer Conditions are not satisfied or waived or any of the events specified in "THE TENDER OFFER—Conditions to the Offer" has occurred or is determined by Westminster to have occurred on or prior to the Expiration Date, Westminster may either extend the Offer or terminate the Offer. If Westminster terminates the Offer, Westminster shall not accept for payment any Shares and shall return all tendered Shares to tendering stockholders.

        Westminster may extend, delay or amend the Offer, in any manner at any time prior to the Expiration Date. Westminster may also terminate the Offer upon the occurrence of any of the Offer Conditions, unless Westminster waives such condition. Any such extension, delay, amendment, or termination will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 13e-4(e), 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes. Without limiting the manner in which Westminster may choose to make any public announcement, Westminster will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

        If Westminster makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Westminster will extend the Offer to the extent required by Rules 13e-3(e), 13e-4(e), 13e-4(f), 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Pursuant to these rules, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

        During any extensions of the Offer by Westminster, all Shares previously tendered and not withdrawn will remain subject to the Offer. Tendering stockholders will continue to have the right to withdraw any tendered Shares during such extension. See "THE TENDER OFFER—Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

        Pursuant to Rule 14d-11 under the Exchange Act, Westminster may, subject to certain conditions, provide a subsequent offering period of three to twenty business days in length following the purchase of the Shares on the Expiration Date (the "Subsequent Offering Period"). Westminster currently has no intention to provide a Subsequent Offering Period but reserves the right to provide for one following expiration of the initial offer period. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of the Shares in the Offer, during which shareholders may tender the Shares that had not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer that already will have been completed. In the event Westminster decides to provide for a Subsequent Offering Period, it will notify the shareholders by means of a public announcement.

        During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and Westminster will promptly purchase and pay for any of the Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Westminster may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business day period of the Offer has expired; (ii) Westminster offers the same form and amount of consideration for the Shares in the Subsequent Offering Period as in the Offer; (iii) Westminster accepts and promptly pays for all of the Shares tendered during the Offer prior to the Expiration Date; (iv) Westminster announces the results of the Offer, including the approximate number and percentage of the Shares deposited in the Offer, no later than 9:00 A.M., Eastern Time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) Westminster immediately accepts and promptly pays for the Shares as they are tendered during the Subsequent Offering Period. In the event Westminster elects to extend the Subsequent Offering Period, Westminster will notify the shareholders consistent with the requirements of the Commission.

        Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to the Shares tendered during the Subsequent Offering Period. The Offer Price will be paid to shareholders tendering Shares in the Subsequent Offering Period.

        This offer to purchase, the letter of transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on Westminster's list of stockholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Westminster's list of stockholders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

2.    Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Westminster will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER OFFER—Withdrawal Rights") promptly after the Expiration Date. Subject to applicable rules of the Commission, Westminster expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares in anticipation of governmental regulatory approvals in compliance with applicable law. See "THE TENDER OFFER—Terms of the Offer," and "THE TENDER OFFER—Certain Legal Matters; Regulatory Approvals."

        The reservation by Westminster of the right to delay the acceptance or purchase of, or payment for, the Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Westminster to pay the consideration offered or to return the Shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

        In all cases, payment for Shares purchased pursuant to the Offer will be made only after such Shares are validly tendered and not properly withdrawn prior to the Expiration Date and accepted for payment by Westminster. See "THE TENDER OFFER—Procedures for Tendering Shares" for a complete discussion of how Shares can be validly tendered.

        For purposes of the Offer, Westminster will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Westminster gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Westminster and transmitting payments to such tendering stockholders whose Shares have been accepted for payment.

        Under no circumstances will Westminster pay interest on the Offer Price for Shares, regardless of any delay in making such payment or extension of the Expiration Date.

        If any validly tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if the certificates for tendered Shares are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense, to the tendering stockholder, or such other person or entity as the tendering stockholder shall specify in the letter of transmittal, as promptly as practicable following the expiration, withdrawal or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE TENDER OFFER—Procedures for Tendering Shares," such Shares will be credited to the Depositary's account at the Book-Entry Transfer Facility as promptly as practicable following the expiration, withdrawal or termination of the Offer.

        If, prior to the Expiration Date, Westminster increases the consideration to be paid per Share pursuant to the Offer, Westminster will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.    Procedures for Tendering Shares.

        Valid Tender of Shares.    In order for Shares to be validly tendered pursuant to the Offer, a stockholder must, prior to the Expiration Date, either:

  •
  deliver to the Depositary at one of its addresses set forth on the back cover of this offer to purchase the following:

  •
  a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transaction;

  •
  the certificates representing Shares to be tendered (the "Certificates") or timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility; and

  •
  any other documents required to be included with the letter of transmittal under the terms and subject to the conditions thereof and of this offer to purchase, and, if applicable, cause such stockholder's broker, dealer, commercial bank or trust company to tender applicable Shares pursuant to the procedures for book-entry transfer described below; or

  •
  comply with the guaranteed delivery procedures described below.

        The method of delivery of certificates, the letter of transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by:

  •
  causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account; and

  •
  causing the letter of transmittal to be delivered to the Depositary by means of an Agent's Message.

        Although delivery of Shares may be effected through book-entry transfer, either the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this offer to purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of the letter of transmittal and any other documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Westminster may enforce such agreement against such participant.

        Signature Guarantee.    All signatures on a letter of transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other firm which is a bank, broker, dealer, credit union or savings association (each of the foregoing being referred to as an "Eligible Institution" and collectively as "Eligible Institutions"), unless the Shares tendered thereby are tendered by the registered holder of Shares (which term, for the purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) who has not completed the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the letter of transmittal or for the account of an Eligible Institution. See Instruction 1 to the letter of transmittal.

        If a Certificate is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instruction 5 to the letter of transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following guaranteed delivery procedures are duly complied with:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Westminster, is received by the Depositary as provided below prior to the Expiration Date; and

  •
  the certificates for (or a book-entry confirmation with respect to) all tendered Shares in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such letter of transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which the AMEX is open for business.

        Any Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Tender Constitutes an Agreement.    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Westminster on the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Westminster, in its sole discretion, whose determination will be final and binding on all parties. Westminster reserves the absolute right to reject any or all tenders of any Shares determined by them not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Westminster's counsel, be unlawful. Westminster also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Westminster or any of its respective affiliates, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Westminster's interpretation of the terms and conditions of the Offer (including the letter of transmittal and the instructions thereto) will be final and binding.

        Appointment as Proxy.    By executing a letter of transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints Westminster's designees as such stockholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Westminster. All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, Westminster accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Westminster will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of Westminster's stockholders, by written consent in lieu of any such meeting or otherwise. Westminster reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon

Westminster's acceptance for payment of such Shares, Westminster must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

        Backup Withholding.    Under United States federal income tax law, the amount of any payments made by the Depositary to stockholders (other than corporate and certain other exempt stockholders) pursuant to the Offer may be subject to backup withholding tax. Under current law, the backup withholding rate is 30%. Pursuant to the Reconciliation Act, the backup withholding rate will be gradually reduced each year until 2006, when the backup withholding rate will be 28%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify under penalties of perjury that such stockholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the letter of transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 30% of any payments made to such stockholder. See "SPECIAL FACTORS—Certain United States Federal Income Tax Consequences" and the information set forth under the heading "Important Tax Information" contained in the letter of transmittal.

4.    Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Westminster pursuant to the Offer, may also be withdrawn at any time after June 14, 2002.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER—Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of tendered Shares may not be rescinded without Westminster's consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Westminster in its sole discretion, which determination will be final and binding. Westminster reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any other stockholder. None of Westminster, the Management Stockholders or any of their affiliates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "THE TENDER OFFER—Procedures for Tendering

Shares." If Westminster provides for a subsequent offering period following the Offer under Rule 14d-11 under the Exchange Act, no withdrawal rights will apply to Shares tendered during the subsequent offering period or to shares previously tendered in the Offer and accepted for payment.

5.    Price Range of Shares.

        The Shares are principally traded on AMEX. The Shares are also traded on ArcaEx. The ticker symbol for the Shares on both exchanges is "WI." The following table sets forth, for the periods indicated, the high and low sales prices per share of the Shares on AMEX:

	High	Low
2000:
First Quarter	$3.38	$2.50
Second Quarter	3.00	2.13
Third Quarter	2.81	2.06
Fourth Quarter	2.63	1.88
2001:
First Quarter	$2.52	$2.00
Second Quarter	2.38	2.12
Third Quarter	2.30	2.03
Fourth Quarter	3.00	1.75
2002:
First Quarter	$2.14	$1.80

        The last reported sale of the Shares on AMEX before the public announcement of the Offer occurred on April 15, 2002 at a price of $2.00 per Share. Stockholders are urged to obtain current market quotations for the Common Stock.

6.    Certain Information Concerning Westminster.

        General.    Westminster is a Delaware corporation. The address of Westminster's principal executive offices is 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212. The telephone number of Westminster at such offices is (310) 278 -1930. Westminster is a diversified holding company operating in four business segments:

  •
  point-of-purchase display and packaging,

  •
  audio-visual equipment rental and sales,

  •
  group purchasing services, and

  •
  finance and secured lending.

        Capital Structure.    The authorized capital stock of Westminster consists of 30,000,000 shares of common stock, $1 par value, and 10,000,000 shares of preferred stock, $1 par value. As of April 16, 2002, Westminster had 6,651,859 shares of common stock outstanding and no shares of preferred stock outstanding. All Shares purchased pursuant to this Offer will be held in treasury by Westminster and will result in a change in the capitalization of Westminster. Westminster has issued options to acquire Shares pursuant to a 1997 Stock Incentive Plan. As of April 16, 2002, 1,000,000 shares were reserved for issuance pursuant to the 1997 Stock Incentive Plan, of which options to purchase 240,000 shares have been granted. Of these stock options, stock options to purchase 100,000 Shares were exercisable at a price per share less than the Offer Price. Westminster has neither paid any dividends with respect to the Shares at any time during the past two years nor made an underwritten public offering of its shares for cash during the past three years. There are no restrictions on Westminster's current or future ability to pay dividends with respect to the Shares.

        Historical Financial Information.    Certain financial information relating to Westminster is hereby incorporated by reference to the audited financial statements for Westminster's 2001 and 2000 fiscal years set forth in Part II, Item 8 of Westminster's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on April 1, 2002 (the "2001 10-K"). This report may be inspected at, and copies may be obtained from, the same places and in the manner set forth below.

        Set forth below is certain selected consolidated financial information relating to Westminster and its subsidiaries which has been derived from the financial statements contained in the 2001 10-K. More comprehensive financial information is included in the 2001 10-K and other documents filed by Westminster with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein.

WESTMINSTER CAPITAL, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AND RATIO DATA)

	Fiscal Year Ended December 31, 2001	Fiscal Year Ended December 31, 2000
OPERATING DATA:
Net Revenues	$26,883	$28,278
Operating (Loss) Income	(4,223)	(105)
Net (Loss) Income	(3,882)	6,989
Basic Net (Loss) Income Per Share	(0.48)	0.87
Diluted Net (Loss) Income Per Share	(0.48)	0.87
BALANCE SHEET DATA: (At End of Period)
Total Assets	$47,361	$53,219
Total Liabilities	9,590	11,362
Stockholders' Equity	37,771	41,857
Book Value Per Share	4.65	5.15
Ratio of Earnings to Fixed Charges	(13.98)	0.60

        Certain Forward-Looking Information.    Westminster does not, as a matter of course, make public forecasts or projections as to its future financial results. However, in connection with Houlihan Lokey's analysis of the Offer, Westminster's management provided projections to Houlihan Lokey.

        Westminster did not prepare any projections with a view to public disclosure or with a view toward complying with the guidelines established by the Commission or the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this offer to purchase are cautioned not to place undue reliance on the projected financial information. Neither Westminster's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information. Westminster believes that, because projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond Westminster's control, there is substantial doubt that any of these projections will be realized.

        The projections summarized below are based upon a variety of assumptions, including Westminster's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Westminster's control. You should understand that many important factors, in addition to those discussed in Westminster's reports filed with the Commission, could cause Westminster's results to differ materially from those expressed in forward-looking statements. These factors include Westminster's competitive environment, economic and other market conditions in which Westminster operates and matters affecting business generally.

        Set forth below is a summary of the projections provided to Houlihan Lokey. They have not been updated to account for changes to Westminster's business that have occurred since these projections were prepared. The underlying assumptions are as follows:

WESTMINSTER CAPITAL, INC.

SUMMARY OF PROJECTED FINANCIAL INFORMATION

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002
Revenues	5,794,000	11,162,000	12,443,000	11,590,000
Net Income Before Taxes and Minority Interests	(993,000)	1,056,000	1,277,000	1,147,000
Net Income	(481,000)	464,000	601,000	538,000

        Certain Other Information.    On April 16, 2002, pursuant to a Stock Purchase Agreement, by and among Gibralt, MDB and Westminster, Westminster purchased 1,372,748 and 100,000 Shares from Gibralt and MDB, respectively, for $2.80 per Share. Gibralt is controlled by Samuel Belzberg, brother of William and Hyman Belzberg, and MDB is controlled by Samuel Belzberg's adult son.

        Except as set forth in this offer to purchase, neither Westminster, any of its affiliates nor, to the best knowledge of Westminster, any of the persons listed on Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Westminster, nor, to the best of knowledge of Westminster, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

        Except as set forth in this offer to purchase, neither Westminster, any of its affiliates nor, to the best knowledge of Westminster, any of the persons listed on Schedule I, has any contracts, arrangements, understandings or relationships with any other person or entity with respect to any securities of Westminster, including, but not limited to, any contract, arrangement understanding or relationship concerning the transfer or the voting of any securities of Westminster, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

        Except as set forth in this offer to purchase, neither Westminster, any of its affiliates, nor, to the best knowledge of Westminster, any of the persons listed on Schedule I, has had, during the past two years, any business relationships or transactions with Westminster or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this offer to purchase, during the past two years there have been no contracts, negotiations or transactions between Westminster, any of its affiliates or, to the best knowledge of Westminster, any of the persons listed on Schedule I, and Westminster or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

        During the last five years, none of Westminster, any of its affiliates or, to the best knowledge of Westminster, any of the persons listed on Schedule I hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Certain information concerning the directors, executive officers and certain stockholders of Westminster is set forth in Schedule I hereto.

        Available Information.    Westminster is subject to the informational filing requirements of the Exchange Act and is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Westminster's directors and officers, their remuneration, options granted to them, the principal holders of Westminster's securities and any material interests of such persons in transactions with Westminster is required to be disclosed in proxy statements distributed to Westminster's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at:

  •
  450 Fifth Street, NW, Washington, DC 20549; and

  •
  500 West Madison Street, Suite 1400, Chicago, IL 60661.

        Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, NW, Washington, DC 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information relating to Westminster which have been filed via the Commission's EDGAR System.

7.    Certain Information Concerning the Management Stockholders.

        William Belzberg, chairman of the board of directors and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, beneficially own 32.7%, 25.6% and 3.5%, respectively, of Westminster. Upon consummation of the Offer, the Management Stockholders and certain other stockholders will own a greater equity interest in Westminster.

        The principal business address of each Management Stockholder is c/o Westminster Capital, Inc., 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212 and each Management Stockholder's telephone number is (310) 278-1930.

        Except as set forth in this offer to purchase, none of the Management Stockholders or any of their affiliates beneficially owns or has a right to acquire any Shares, or has effected any transaction in the Shares during the past 60 days.

        Except as set forth in this offer to purchase, none of the Management Stockholders has any contracts, arrangements, understandings or relationships with any other person or entity with respect to any securities of Westminster, including, but not limited to, any contract, arrangement understanding or relationship concerning the transfer or the voting of any securities of Westminster, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

        Except as set forth in this offer to purchase, none of the Management Stockholders has had, during the past two years from the date of this offer to purchase, any business relationships or transactions with Westminster or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this offer to purchase, during the past two years from the date of this offer to purchase there have been no contracts, negotiations or transactions between the Management Stockholders or any of their affiliates, and Westminster or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

        During the last five years, none of the Management Stockholders has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Certain information concerning the Management Stockholders is set forth in Schedule II hereto.

        Available Information.    Each of the Management Stockholders is generally not the subject of the information filing requirements of the Exchange Act, and is generally not required to file reports, proxy statements and other information with the Commission relating to its businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, the Management Stockholders filed with the Commission a Schedule TO, together with exhibits, including this offer to purchase, which provides certain additional information with respect to the Offer and the Management Stockholders. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at:

  •
  450 Fifth Street, N.W., Washington, DC 20549; and

  •
  500 West Madison Street, Suite 1400, Chicago, IL 60661.

        Copies of such information should also be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC. 20549, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and by accessing the Commission's Web site on the World Wide Web at http://www.sec.gov.

8.    Effect of the Offer on the Market for the Common Stock; Exchange Act Registration.

        Market for Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Stock Quotation.    The Shares are principally traded on AMEX. The Shares might no longer be eligible for quotation on AMEX if, among other things:

  •
  the number of Shares publicly held (exclusive of holdings of officers, directors, controlling stockholders or other family concentrated holdings) were less than 200,000;

  •
  there were fewer than 300 holders of round lots; or

  •
  the aggregate market value of the publicly held Shares was less than $1,000,000.

        The Shares are also traded on ArcaEx. The Shares might no longer be eligible for quotation on ArcaEx if, among other things:

  •
  the number of Shares publicly held were less than 100,000;

  •
  there were less than 150 public beneficial holders;

  •
  Westminster had sustained losses from continuing operations and/or net losses in the five most recent fiscal years; or

  •
  Westminster had failed to maintain a specified net worth.

        According to Westminster, as of April 16, 2002, there were 854 holders of record of Shares (not including beneficial holders of Shares in street name) and 6,651,859 shares outstanding.

        If the Shares were to cease to be quoted on the AMEX and/or the ArcaEx, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. If there are less than 300 holders of record following the completion of the Offer, given the continuing cost of public reporting and compliance, Westminster intends to delist its stock from the AMEX and the ArcaEx and to terminate its registration under the Exchange Act. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Westminster to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to Westminster, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Westminster and persons holding "restricted securities" of Westminster to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

9.    Conditions to the Offer.

        Notwithstanding any other provision of the Offer, Westminster shall have the right to amend the Offer or terminate the Offer and not accept for payment or pay for any Shares tendered pursuant to the Offer, if prior to the acceptance for payment of Shares, any of the following conditions exist:

  •
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly

  •
  challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in an adverse manner to the Offer, or

  •
  in Westminster's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Westminster and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Westminster and its subsidiaries;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Westminster or its subsidiaries, by any court or any authority, agency or tribunal that, in Westminster's reasonable judgment, would or might directly or indirectly

  •
  make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer,

    •
    restrict Westminster's ability or render Westminster unable to accept for payment or pay for some or all of the Shares, or

    •
    materially and adversely affect the business, condition (financial or other), income, operations or prospects of Westminster and its subsidiaries, taken as a whole;

  •
  there shall have occurred:

  •
  any prolonged general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market,

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

  •
  the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,

  •
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in Westminster's reasonable judgment, might materially and adversely affect the extension of credit by banks or other lending institutions in the United States,

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Westminster, have a material adverse effect on Westminster's business, operations or prospects, or

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for all or substantially all of the Shares of Westminster's common stock on terms more favorable to Westminster's stockholders (other than the Continuing Stockholders), or any merger, business combination or other similar transaction with or involving Westminster shall have been proposed, announced or made by any person; or

  •
  any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of Westminster and its subsidiaries that, in Westminster's reasonable judgment, is of or may have a material adverse significance to Westminster and its subsidiaries, taken as a whole.

        The foregoing conditions are for the sole benefit of Westminster and may be asserted by Westminster regardless of the circumstances giving rise to any such condition or may be waived by Westminster in whole or in part at any time and from time to time on or prior to the expiration date in its sole discretion, other than those rights involving the receipt of necessary governmental approvals, which may be asserted following the expiration of the Offer. The failure by Westminster at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right; the waiver of any right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration date.

10.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise disclosed herein, Westminster is not aware of any of the following:

  •
  any license or regulatory permit that appears to be material to the business of Westminster and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Westminster pursuant to the Offer or otherwise; or

  •
  any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Westminster as contemplated herein.

        Should any such approval or other action be required, Westminster currently contemplates that it would seek such approval or action. Westminster's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "THE TENDER OFFER—Conditions to the Offer." Although, except as described in this offer to purchase, Westminster does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions, that adverse consequences might not result to the business of Westminster or that certain parts of the businesses of Westminster might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. If certain types of adverse action are taken with respect to the matters discussed below, Westminster could decline to accept for payment, or pay for, any Shares tendered. See "THE TENDER OFFER—Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to government actions.

        State Takeover Laws.    Westminster is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Section 203 of the DGCL, however, does not, according to subsection (b) thereof, apply if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Westminster's certificate of incorporation does not contains such an express provision.

        Westminster, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Westminster does not believe that any state takeover statutes apply to the Offer. Westminster has not currently complied with any state takeover statute or regulation. Westminster reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this offer to purchase or any action taken in connection with the Offer is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Westminster might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Westminster might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Westminster may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER—Conditions of the Offer."

        Pending Litigation.    There is no pending litigation in connection with the Offer.

11.  Fees and Expenses.

        Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer will be paid by Westminster, including all fees and expenses related to the filing, printing and mailing of the documents in connection with the Offer and the Schedule TO. See "SPECIAL FACTORS—Fees

and Expenses" for a more complete discussion and listing of the fees and expenses incurred by the Westminster with respect to the Offer.

12.  Miscellaneous.

        Westminster is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Westminster becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Westminster will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Westminster cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Westminster by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Westminster not contained in this offer to purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Westminster and the Management Stockholders filed with the Commission the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 13e-3, 13e-4 and 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER—Certain Information Concerning Westminster" (except that they will not be available at the regional offices of the Commission).

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
WESTMINSTER CAPITAL, INC.

DIRECTORS AND EXECUTIVE OFFICERS

        1.    CERTAIN INFORMATION.

        The name, position with Westminster, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Westminster, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each individual is a United States citizen and each individual's business address is c/o Westminster Capital, Inc., 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212. Unless otherwise indicated, to the knowledge of Westminster, no director or executive officer of Westminster has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Westminster was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William Belzberg	Chairman of the Board and Chief Executive Officer. Mr. Belzberg has served as chairman of the board of directors of Westminster since 1977 and as chief executive officer of Westminster since September 1990.
Keenan Behrle	Director and Executive Vice President. Mr. Behrle became executive vice president of Westminster on February 10, 1997. He also served as chief financial officer from February 1997 to May 2000. From November 1993 to February 1997, Mr. Behrle was engaged in real estate development activities for his own account. From 1991 to November 1993, Mr. Behrle was president and chief executive officer of Metropolitan Development, Inc., a real estate development company located in Los Angeles, California.
Hyman Belzberg	Director. Mr. Belzberg has been the president of Bel-Alta Holdings Ltd., a real estate and mortgage investment company, since 1994. He operated a large retail furniture business in Calgary, Alberta, Canada from 1945 to 1994. Mr. Belzberg is also on the board of the Canadian Athletic Foundation and is the president of Gaslight Square Ltd. and 623201 Alberta Ltd., both of which are real estate and investment companies. He also serves on the board of Mount Royal College. Mr. Belzberg is a Canadian citizen.
Bruno DiSpirito	Director. Mr. DiSpirito was vice president and chief financial officer of Gibralt Capital Corporation from March 1994 to February 2002. Mr. DiSpirito is a Canadian citizen.

1

Roy Doumani	Director. Mr. Doumani has been a private investor for more than the past five years. He currently serves as a board member and advisor to the following companies: AgGenesys, a biotechnology company; Gateway, a fund for investments in the People's Republic of China; Supersoft, a software developer; and Leader Technology, a company which facilitates business transactions between U.S. and Asian companies in high technology industries. Mr. Doumani is also a director of and helped raise funding for Valence, a technology company; Cyrano Sciences, a sensory technology company, and ETeam, a company providing Internet software. He currently holds an equity position and serves as vice chairman of Xiamen International Bank in the People's Republic of China.
Barbara C. George	Director. Dr. George has been a professor of Business Law in the Department of Finance, Real Estate Law in the College of Business Administration, California State University, Long Beach, since 1961. Formerly holding the positions of Interim Dean and also Associate Dean of Academic Affairs of the College of Business Administration, she has also served as the department chairperson. She is a former president of American Business Law Association. Dr. George is chairperson of the Board of Directors of the California State University Forty-Niner Shops, Inc., which operates the bookstore and food service operations for the University.
Fred Kayne	Director. Mr. Kayne, has been president of Fortune Fashions, an apparel company, since 1991. He has served as the chairman and director of Big Dog Holdings, Inc., a casual apparel retail company, and the chairman of FAO, Inc., a specialty retailer of developmental, educational and care products for infants and children and high quality toys, games and books, since 2001, and a director of FAO and its predecessor The Right Start, Inc. since 1997. Both Big Dog Holdings and FAO are public companies. Mr. Kayne was a partner of Bear, Stearns & Co. Inc. until its initial public offering in 1985, after which time he was a Managing Director and a member of the Board of Directors of Bear, Stearns & Co. Inc. until he resigned in 1986. In addition, Mr. Kayne served as a director of Far West Financial Corporation, a predecessor of Westminster, from 1987 to 1990, and served as Far West Financial's vice chairman and chief executive officer from 1988 to 1990.
Rui Guimarais	Chief Financial Officer. Mr. Guimarais has served as chief financial officer of Westminster since May 2000. From May 1998 until May 2000 he served as vice president—Finance. From February 1993 until he joined Westminster, Mr. Guimarais was a vice president at Showscan Entertainment, Inc. ("Showscan"), a public company. Mr. Guimarais held several management positions at Showscan including vice president of Film and Theatre Operations and financial controller and director of Theatre Operations. Mr. Guimarais is a Certified Public Accountant and Chartered Accountant (South Africa).

2

        2.    BENEFICIAL OWNERSHIP OF SHARES.

        The following table sets forth certain information known to Westminster with respect to beneficial ownership of Shares as of April 16, 2002 by (i) each director of Westminster and (ii) each executive officer of Westminster. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all Shares.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner
	Number	Percent
William Belzberg(3)	2,176,670	32.7
Hyman Belzberg(4)	1,703,974	25.6
Keenan Behrle(5)	240,000	3.5
Bruno DiSpirito	0	0
Roy Doumani	0	0
Barbara C. George	10,000	*
Fred Kayne	0	0
Rui Guimarais(6)	30,000	*

*
Less than 1%

(1)
Information with respect to beneficial ownership is based upon Westminster's stock records and data supplied to Westminster by the holders.

(2)
Beneficial ownership is determined in accordance with rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)
Includes (a) 1,802,820 shares held in the William Belzberg Revocable Living Trust, October 1, 1985, which William Belzberg serves as trustee and (b) 373,750 shares held in the name of Bel-Cal Holdings, Ltd. which William Belzberg controls.

(4)
Based on an amended Schedule 13D filed with the Commission, the shares shown in the table as being beneficially owned by Hyman Belzberg are owned of record by Bel-Alta Holdings Ltd., a Canadian corporation, of which Hyman Belzberg is the president, sole director and beneficial owner of a majority of the outstanding shares of capital stock.

(5)
Includes 150,000 shares which are issuable upon exercise of Company Options. The shares are deemed to be outstanding for the purpose of computing the percentage of the outstanding shares beneficially owned by Mr. Behrle.

(6)
Includes 30,000 shares which are issuable upon exercise of Company Options. The shares are deemed to by outstanding for the purpose of computing the percentage of the outstanding shares beneficially owned by Mr. Guimarais.

3

SCHEDULE II

INFORMATION CONCERNING THE MANAGEMENT STOCKHOLDERS

        The name, business address, present principal occupation or employment and five-year employment history of each of the Management Stockholders, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Each of the Management Stockholder's business address is c/o Westminster Capital, Inc., 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212. None of the Management Stockholders has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William Belzberg	Mr. Belzberg has served as the chairman of the board of directors of Westminster since 1977 and as chief executive officer of Westminster since September 1990. Mr. Belzberg is a United States citizen.
Hyman Belzberg	Mr. Belzberg is a director on the board of directors of Westminster and has been the president of Bel-Alta Holdings Ltd., a real estate and mortgage investment company, since 1994. He operated a large retail furniture business in Calgary, Alberta, Canada from 1945 to 1994. Mr. Belzberg is also on the board of the Canadian Athletic Foundation and is the president of Gaslight Square Ltd. and 623201 Alberta Ltd., both of which are real estate and investment companies. He also serves on the board of Mount Royal College. Mr. Belzberg is a Canadian citizen.
Keenan Behrle	Mr. Behrle is a director and executive vice president of Westminster. Mr. Behrle became executive vice president of Westminster on February 10, 1997. He also served as chief financial officer from February 1997 to May 2000. From November 1993 to February 1997, Mr. Behrle was engaged in real estate development activities for his own account. From 1991 to November 1993, Mr. Behrle was president and chief executive officer of Metropolitan Development, Inc., a real estate development company located in Los Angeles, California. Mr. Behrle is a United States citizen.

1

        3.    BENEFICIAL OWNERSHIP OF SHARES.

        The following table sets forth certain information known to Westminster with respect to beneficial ownership of Shares as of April 16, 2002 by each of the Management Stockholders. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all Shares.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner
	Number	Percent
William Belzberg(3)	2,176,670	32.7
Hyman Belzberg(4)	1,703,974	25.6
Keenan Behrle(5)	240,000	3.5

(1)
Information with respect to beneficial ownership is based upon Westminster's stock records and data supplied to Westminster by the holders.

(2)
Beneficial ownership is determined in accordance with rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)
Includes (a) 1,802,820 shares held in the William Belzberg Revocable Living Trust, October 1, 1985, which William Belzberg serves as trustee and (b) 373,750 shares held in the name of Bel-Cal Holdings, Ltd. which William Belzberg controls.

(4)
Based on an amended Schedule 13D filed with the Commission, the shares shown in the table as being beneficially owned by Hyman Belzberg are owned of record by Bel-Alta Holdings Ltd., a Canadian corporation, of which Hyman Belzberg is the president, sole director and beneficial owner of a majority of the outstanding shares of capital stock.

(5)
Includes 150,000 shares which are issuable upon exercise of Company Options. The shares are deemed to be outstanding for the purpose of computing the percentage of the outstanding shares beneficially owned by Mr. Behrle.

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EXHIBIT A

FINANCIAL ADVISOR OPINION

April 18, 2002

Special Committee of the Board of Directors
Of Westminster Capital, Inc.
Board of Directors of Westminster Capital, Inc.

Ladies and Gentlemen:

        We understand that Westminster Capital, Inc. ("Company" hereinafter) is offering $2.80 per share (the "Consideration") in exchange for those shares of the Company's stock which are held by the public ("Public Stockholders") as well as approximately 20 percent of the outstanding shares which are held by a stockholder who has the ability to elect a member to the Company's Board of Directors and is related to two members of the Company's Board of Directors (the "Related Stockholder" and together with the Public Stockholders, the "Stockholders"). Such transaction is referred to herein as the "Transaction." It is our understanding that the Company has formed a Special Committee of the Board of Directors (the "Committee") to consider certain matters relating to the Transaction.

        You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual reports to stockholders and annual reports on Form 10-K for the four fiscal years ended December 31, 2001, which the Company's management has identified as being the most current financial statements available;

  2.
  reviewed One Source Industries, LLC's audited financial statements for the three fiscal years ended December 31, 2000, unaudited financial statements for the fiscal year ending December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which One Source Industries, LLC's management identified as being the most current financial statements available;

  3.
  reviewed Matrix Visual Solutions' audited financial statements for the three fiscal years ended September 30, 1999, December 31, 2000 and December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which Matrix Visual Solutions' management identified as being the most current financial statements available;

  4.
  reviewed Westland Associates Inc.'s unaudited financial statements for the four fiscal years ended December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which Westland Associates Inc.'s management identified as being the most current financial statements available;

  5.
  reviewed Physician Advantage, LLC's unaudited financial statements for the four fiscal years ended December 31, 1998 through December 31, 2001 and interim financial statements for the one month period ended January 31, 2001 and 2002, which Physician Advantage, LLC's management identified as being the most current financial statements available;

  6.
  reviewed copies of the April 18, 2002 final versions of certain tender offer documents;

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  7.
  reviewed the Stock Purchase Agreement by and among Westminster Capital, Inc. and Gibralt Capital Corporation and MDB Capital Corp., Ltd., dated April 16, 2002;

  8.
  met with certain members of the Company's senior management and of each of the operating subsidiaries (the "Operating Subsidiaries"), including One Source Industries, LLC, Matrix Visual Solutions, Westland Associates Inc., and Physician Advantage, LLC to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and the Holding Companies;

  9.
  visited certain facilities and business offices of the Company, One Source Industries, LLC and Matrix Visual Solutions;

  10.
  reviewed forecasts and projections prepared by the Company's and Operating Subsidiaries' management with respect to the Operating Subsidiaries for the fiscal year ended December 31, 2002;

  11.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  12.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Operating Subsidiaries, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

  13.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Furthermore, we have assumed that all such information was complete and accurate in all material respects, that no material changes occurred in the information reviewed between the date the information was provided and the date of the Opinion and that there were no facts or information regarding the Company that would cause the information supplied to us to be incomplete or misleading in any material respect. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company.

        We have been assured by the Company that the Company has no plans nor any intention to pursue a short or long form merger, to engage in a sale of control transaction or to liquidate the Company. Based on this assurance, and with your concurrence and the concurrence of the Company, we assumed for purposes of its valuation analysis that these were not available options. Accordingly, we conducted the valuation analysis of the Company on a going-concern and minority interest basis and did not consider the Company's liquidation value in determining whether the consideration offered in the Transaction was fair to the Company's Stockholders, from a financial point of view. We informed you and the Company that a valuation based on a liquidation analysis would result in a significantly higher valuation range for the shares.

        Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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        Facsimile copies of the letter of transmittal, properly completed and duly signed, will be accepted. The letter of transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Westminster or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

U.S. Stock Transfer Corporation

By Mail:	By Overnight Delivery:	By Hand Delivery:
1745 Gardena Ave. Suite 200 Glendale, CA 91204	1745 Gardena Ave. Suite 200 Glendale, CA 91204	1745 Gardena Ave. Suite 200 Glendale, CA 91240

Facsimile Transmission:

(818) 502-0674

        Questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004

Please Call Toll-Free:
(866) 219-9943

The Dealer Manager for the Offer is:

Georgeson Shareholder Securities

17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call Collect:
(212) 440-9800

All Others Please Call Toll-Free:
(800) 445-1790

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
THE TENDER OFFER
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF WESTMINSTER CAPITAL, INC.
SCHEDULE II INFORMATION CONCERNING THE MANAGEMENT STOCKHOLDERS
EXHIBIT A FINANCIAL ADVISOR OPINION